Exhibit 2.2

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

by and among

WALDENCAST ACQUISITION CORP.,

WALDENCAST PARTNERS LP,

OBAGI HOLDCO 1 LIMITED,

MILK Makeup LLC,

THE MEMBERS LISTED HEREIN,

and

THE EQUITYHOLDER REPRESENTATIVE

dated as of November 15, 2021

i

Section 6.5	Existing Credit Agreement	66
Section 6.6	Acquisition Proposals	68
Section 6.7	Lock-up Agreements	69
Section 6.8	Waldencast Ventures Guidelines	69

Article VII COVENANTS OF ACQUIROR		69

Section 7.1	Employee Matters	69
Section 7.2	Trust Account Proceeds and Related Available Equity	70
Section 7.3	Nasdaq Listing	71
Section 7.4	No Solicitation by Acquiror	71
Section 7.5	Acquiror Conduct of Business	72
Section 7.6	Domestication	74
Section 7.7	Indemnification and Insurance	74
Section 7.8	Acquiror Public Filings	78
Section 7.9	PIPE Subscriptions	76
Section 7.10	Obagi Transaction	76
Section 7.11	Stockholder Litigation	76
Section 7.12	Forward Purchase Agreement	77

Article VIII JOINT COVENANTS		77

Section 8.1	HSR Act; Other Filings	77
Section 8.2	Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals	79
Section 8.3	Support of Transaction	82
Section 8.4	Section 16 Matters	82
Section 8.5	Cooperation	82
Section 8.6	Tax Matters	83

Article IX CONDITIONS TO OBLIGATIONS		89

Section 9.1	Conditions to Obligations of Acquiror, the Purchasers and the Members	89
Section 9.2	Conditions to Obligations of Acquiror and the Purchasers	90
Section 9.3	Conditions to the Obligations of the Members	91
Section 9.4	Frustration of Closing Conditions	91

Article X TERMINATION/EFFECTIVENESS		92

Section 10.1	Termination	92
Section 10.2	Effect of Termination	93

Article XI MISCELLANEOUS		93

Section 11.1	Equityholder Representative.	93
Section 11.2	Trust Account Waiver	95
Section 11.3	Waiver	95
Section 11.4	Notices	96
Section 11.5	Assignment	97
Section 11.6	Rights of Third Parties	97
Section 11.7	Expenses	97
Section 11.8	Governing Law	97
Section 11.9	Headings; Counterparts	97
Section 11.10	Member and Acquiror Disclosure Letters	98
Section 11.11	Entire Agreement	98
Section 11.12	Amendments	98
Section 11.13	Publicity	98
Section 11.14	Severability	99
Section 11.15	Jurisdiction; Waiver of Jury Trial	99
Section 11.16	Enforcement	100

Section 11.17	Non-Recourse	100
Section 11.18	Non-Survival of Representations, Warranties and Covenants	100
Section 11.19	Conflicts and Privilege	101

Appendices

Appendix A	Members
Appendix B	Pre-Closing Milk Restructuring
Appendix C	Milk Closing Cash Bonus Reduction Amount Individuals

Exhibits

Exhibit A	Term Sheet for Acquiror Memorandum and Articles of Association
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Term Sheet for Amended and Restated Waldencast Partners LP Agreement
Exhibit E	Form of Subscription Agreement
Exhibit F	Waldencast Ventures Guidelines

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of November 15, 2021 (this “Agreement”), is made and entered into by and among Waldencast Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a public limited company incorporated under the Laws of Jersey prior to the Closing (as defined below)) (“Acquiror”), Obagi Holdco 1 Limited, a limited company incorporated under the laws of Jersey (“Holdco Purchaser”), Waldencast Partners LP, a Cayman Islands exempted limited partnership (“Acquiror LP”, and together with Holdco Purchaser, the “Purchasers”), Milk Makeup LLC, a Delaware limited liability company (the “Company”), and the members of the Company, listed on Appendix A and signatories hereto (the “Members”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Members (“Equityholder Representative”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, (i) Acquiror formed Holdco Purchaser and Holdco Purchaser is a direct wholly owned subsidiary of Acquiror, (ii) Holdco Purchaser formed Acquiror LP and is the general partner of Acquiror LP and Acquiror is the sole limited partner of Acquiror LP, and (iii) Acquiror LP is, and has been at all times since its formation, treated as other than an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate and domesticate by way of continuance as a Jersey public limited company and deregistration in the Cayman Islands in accordance with Part 18C of the Companies (Jersey) Law 1991, as amended (“Jersey Companies Law”) and Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a memorandum and articles of association with the Jersey Registrar (as defined below) in a form to be agreed upon by the Company and Acquiror and with the terms set forth on Exhibit A hereto (with such changes as may be agreed in writing by the Company and Acquiror);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into an ordinary share, par value $0.0001, per share of Acquiror (after its domestication as a company incorporated in Jersey) (“Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant; and (v) after its domestication as a public limited company incorporated in Jersey, Acquiror shall immediately be renamed “Waldencast plc”;

WHEREAS, upon the terms and subject to the conditions of this Agreement, effective as of the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time will be converted into an Acquiror Option (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, effective as of the Effective Time, each Company UAR (as defined below) that is outstanding immediately prior to the Effective Time will be converted into an Acquiror SAR (as defined below);

WHEREAS, (i) the Company Common Members collectively, own all of the issued and outstanding Company Common Units (as defined below) and the Company Preferred Members, own all of the issued and outstanding Company Preferred Units (as defined below) (the Company Common Units and the Company Preferred Units, collectively, the “Membership Units”), (ii) the Company Warrantholders (as defined below) are the owners of all of the issued and outstanding warrants to acquire Membership Units (the “Company Warrants”) and (iii) the holders of the Company Options and Company UARs (together with the Company Common Members, the Company Preferred Members, and the Company Warrantholders, the “Company Equityholders”) are the owners of all of the issued and outstanding Company Awards (as defined below, and Company UARs together with the Membership Units and the Company Warrants, the “Company Equity Interests”); and all of such Company Equity Interests represent 100% of the securities, whether equity or debt, or the right to acquire such securities, in the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, effective as of the Effective Time, each Company Warrant (as defined below) that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms;

WHEREAS, prior to the Closing, the Members will carry out the Pre-Closing Milk Restructuring (as defined below);

WHEREAS, prior to the Closing, Acquiror and Holdco Purchaser will carry out the Acquiror LP Restructuring;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchasers will acquire from the Members and the Members will sell to the Purchasers all of the issued and outstanding Membership Units which represent 100% of the issued and outstanding membership interests of the Company in exchange for the Milk Cash Consideration (as defined below), the Milk Equity Consideration (as defined below) and the Domesticated Acquiror Non-Economic Common Stock (the “Milk Transaction”);

WHEREAS, (i) Holdco Purchaser formed Obagi Holdco 2 Limited, a limited company incorporated under the laws of Jersey (“Obagi Holdco 2”) and Obagi Holdco 2 is the direct Subsidiary of Holdco Purchaser and (ii) Obagi Holdco 2 formed Obagi Merger Sub, Inc. a Cayman Islands exempted company limited by shares (“Obagi Merger Sub”) and Obagi Merger Sub is a direct Subsidiary of Obagi Holdco 2;

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement (the “Obagi Merger Agreement”), dated as of the date hereof, by and among Acquiror, Obagi Merger Sub and Obagi Global Holdings Limited (“Obagi”), immediately prior to the consummation of the Milk Transaction, Obagi Merger Sub will merge with and into Obagi, the separate corporate existence of Obagi Merger Sub will cease and Obagi will be the surviving company and a direct wholly owned subsidiary of Obagi Holdco 2 and an indirect wholly owned subsidiary of Acquiror (the “Merger”);

WHEREAS, immediately following the consummation of the Milk Transaction, Holdco Purchaser shall contribute its equity interests in (a) the Company to Acquiror LP in exchange for limited partnership units in Acquiror LP and (b) Obagi Holdco 2 in exchange for limited partnership units in Acquiror LP (the “Up-C Contributions”);

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is in the Acquiror’s best interests to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by Acquiror’s shareholders;

WHEREAS, in furtherance of the Milk Transaction and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby prior to the Domestication, the “Acquiror Governing Documents”) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Initial Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the PIPE Investors, the aggregate number of shares of Domesticated Acquiror Common Stock provided in the Initial Subscription Agreements, such purchases (together with any purchases pursuant to the Subsequent Subscription Agreements (as defined below)) to be consummated immediately prior to or substantially concurrently with the Closing;

WHEREAS, (a) Acquiror, the Sponsor and Dynamo Master Fund (a member of the Sponsor) have entered into a Forward Purchase Agreement (the “Sponsor Forward Purchase Agreement”), whereby, among other things, Sponsor and Dynamo Master Fund have agreed to acquire 16,000,000 units of Acquiror (“Domesticated Acquiror Units”) consisting of 16,000,000 shares of Domesticated Acquiror Common Stock and 5,333,333 warrants to purchase one share of Domesticated Acquiror Common Stock for an aggregate purchase price of $160,000,000.00 (the “Sponsor Forward Purchase Investment Amount”) in a private placement that will close immediately prior to the consummation of the Milk Transaction and (b) Acquiror and the Third-Party FPA Investor (as defined below) have entered into a Forward Purchase Agreement (the “Third-Party Forward Purchase Agreement”, together with the Sponsor Forward Purchase Agreement, the “Forward Purchase Agreements”) and fulfilled their respective obligations under Section 1(a)(ii) of the Third-Party Forward Purchase Agreement, as a result of which, the Third-Party FPA Investor is committed to acquire 17,300,000 Domesticated Acquiror Units consisting of 17,300,000 shares of Domesticated Acquiror Common Stock and 5,766,667 warrants to purchase one share of Domesticated Acquiror Common Stock for an aggregate purchase price of $173,000,000.00 (the “Third-Party Forward Purchase Investment Amount,” together with the Sponsor Forward Purchase Investment Amount, the “Forward Purchase Amount”) in a private placement that will close immediately prior to the consummation of the Milk Transaction (such transaction in clauses (a) and (b) above, the “Forward Purchase Transaction”);

WHEREAS, at the Closing, Acquiror, the Sponsor, the Company, certain of the Company’s and Acquiror’s respective stockholders and Members, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by the Company and Acquiror), which shall, in each case, be effective as of the Closing; and

WHEREAS, in connection with the Closing, the Members and officers and employees of the Company listed in Section 1.1(b) of the Member Disclosure Letter (the “Lock-Up Members”), have entered into Lock-Up Agreements (the “Lock-Up Agreements”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by the Company and Acquiror).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, the Purchasers and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror LP” has the meaning specified in the Preamble hereto.

“Acquiror Benefit Plans” has the meaning specified in Section 7.1(c).

“Acquiror Class A Common Stock” means prior to the Domestication, fully paid Class A ordinary shares in the capital of Acquiror of par value $0.0001 per share.

“Acquiror Class B Common Stock” means prior to the Domestication, fully paid Class B ordinary shares in the capital of Acquiror of par value $0.0001 per share.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror LP Restructuring” means the contribution by Acquiror of all its interests in Acquiror LP to Disregarded Holder.

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section Section 5.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.12 (Capitalization of Acquiror) (other than Section 5.12(g) and Section 5.12(h)) and Section 5.19 (Brokers’ Fees).

“Acquiror Governing Documents” has the meaning specified in the Recitals hereto.

“Acquiror Group” has the meaning specified in Section 11.19(a).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.7(a).

“Acquiror Option” has the meaning specified in Section 2.6(a).

“Acquiror Preferred Shares” has the meaning specified in Section 5.12(a).

“Acquiror Prepared Returns” has the meaning specified in Section 8.6(c)

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SAR” has the meaning specified in Section 2.6(b).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the Acquiror Common Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Acquiror or any of its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation or consummation of the transactions contemplated hereby and pursuant to the Obagi Transaction: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) the filing fees payable by the Acquiror or any of its Subsidiaries to the Antitrust Authorities as specified in Section 8.1(e); (c) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of the Nasdaq under Section 7.3; (d) repayment of any Working Capital Loans; (e) any fees and expenses incurred in connection with the PIPE Investment; (f) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering or operations; and (g) any other fees and expenses as a result of or in connection with the negotiation, documentation or consummation of the transactions contemplated hereby. Acquiror Transaction Expenses shall not include any fees and expenses of Acquiror’s stockholders (other than Working Capital Loans).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, charge, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.11(a)(vi).

“Aggregate Company Option Exercise Price” means the aggregate amount that would have been received by the Company if each Company Option outstanding immediately prior to the Effective Time had been exercised as of such time.

“Aggregate Company UAR Strike Price” means the aggregate grant date fair market value of shares subject to the Company UARs.

“Aggregate Company Warrant Exercise Price” means the aggregate amount that would have been received by the Company if each Company Warrant outstanding immediately prior to the Effective Time has been exercised as of such time.

“Aggregate Fully Diluted Company Common Units” means, without duplication, (a) the aggregate number of shares of Company Common Units that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exchange of Company Preferred Units that are outstanding immediately prior to the Effective Time, (iii) issuable upon the exercise of Company Options and Company UARs (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, (iv) issuable upon the exercise of the Company Warrants that are outstanding immediately prior to the Effective Time,; provided, that any Company Option and Company UAR with an exercise or strike price, as applicable, equal to or greater than the Per Unit Transaction Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Unit.

“Aggregate Transaction Consideration” means the Milk Equity Consideration plus the Milk Cash Consideration plus the Domesticated Acquiror Non-Economic Common Stock.”

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(f).

“Amended and Restated Waldencast Partners LP Agreement” has the meaning specified in Section 2.3(a)(v).

“Ancillary Agreements” has the meaning specified in Section 11.11.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Arbitrator” has the meaning specified in Section 8.6(l).

“Audited Financial Statements” has the meaning specified in Section 4.7(a)(i).

“Base Purchase Price” means $340,000,000.00.

“Business Combination” has the meaning specified in Article 1.1 of the Acquiror Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, commercial banks in Jersey or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.14(o).

“Cayman Act” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Units” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Cedarwalk” means Cedarwalk Skincare Ltd., a Cayman Islands company limited by shares and the direct parent entity of Obagi.

“Closing” has the meaning specified in Section 2.2(a).

“Closing Available Cash” means the sum of (w) the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions (if any)), plus (x) the PIPE Investment Amount actually received by the Acquiror prior to or substantially concurrently with the Closing, plus (y) the Forward Purchase Amount actually received by the Acquiror prior to or substantially concurrently with the Closing, plus (z) the cash and cash equivalents of Acquiror, Milk and Obagi and their respective Subsidiaries, including the proceeds of any Indebtedness incurred after the date hereof (other than any Indebtedness of up to $125,000,000.00 to refinance the Obagi Existing Credit Agreement) or convertible note or other offering (in the case of Acquiror and its Subsidiaries, excluding any cash already covered by clauses (w), (x) or (y) above), in each case, as of the Closing.

“Closing Date” has the meaning specified in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Company LLC Agreement.

“Company” has the meaning specified in the Preamble hereto.

“Company Appreciation Rights Plan” means the Milk Makeup LLC Appreciation Rights Plan.

“Company Award” means a Company Option or a Company UAR.

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Common Members” means the Members holding Company Common Units.

“Company Common Units” has the meaning specified in Section 4.5(a).

“Company Equityholders” as the meaning specified in the Recitals hereto.

“Company Equity Interests” has the meaning specified in the Recitals hereto.

“Company Incentive Units” has the meaning set forth in Section 4.5(a).

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company LLC Agreement” means the Fifth Amended and Restated Operating Agreement of the Company, dated as of November 5, 2021.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to, individually or in the aggregate, prevent or materially impair, impede or delay the ability of the Company perform its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party to consummate the transactions contemplated herein or therein; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” under clause (a) above: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures following the date of this Agreement) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result, in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement or the Obagi Merger Agreement and consummation of the transactions contemplated hereby or thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.3), (ix) any matter set forth on the Members Disclosure Letter or (x) any action taken by, or at the written request of, Acquiror or the Purchasers; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the skincare industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase a Company Common Unit as set forth on Section 1.1 of the Member Disclosure Letter.

“Company Preferred Members” means the Members holding Company Preferred Units.

“Company Preferred Units” has the meaning specified in Section 4.5(a).

“Company Prepared Returns” has the meaning specified in Section 8.6(b).

“Company Registered Intellectual Property” has the meaning specified in Section 4.19(a).

“Company Series A Preferred Units” has the meaning specified in Section 4.5(a).

“Company Series B Preferred Units” has the meaning specified in Section 4.5(a).

“Company Series C Preferred Units” has the meaning specified in Section 4.5(a).

“Company Series D Preferred Units” has the meaning specified in Section 4.5(a).

“Company Software” means the Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) the filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities specified in Section 8.1(e) in connection with the transactions contemplated hereby and (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with negotiation, documentation or the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement. For the avoidance of doubt, Company Transaction Expenses shall not include any fees and expenses of the Members or any expenses of the Company or its Subsidiaries to the extent attributable to advice solely for the benefit of the Company’s direct or indirect equityholders (rather than the company or its Subsidiaries).

“Company UARs” means a unit appreciation right in respect of Company Common Units issued pursuant to the Company Appreciation Rights Plan.

“Company Warrantholders” means Pacific Western Bank.

“Company Warrants” means (i) the warrant to purchase the series of units issued on October 10, 2019, by the Company to the Company Warrantholder, pursuant to which the Company Warrantholder was provided the right to exercise such warrant for 10,297 Company Series C Preferred Units and (ii) the warrant to purchase the series of units issued on October 10, 2019, by the Company to the Company Warrantholder, pursuant to which the Company Warrantholder was provided the right to exercise such warrant for 6,139 Company Series D Preferred Units.

“Confidentiality Agreement” has the meaning specified in Section 11.11.

“Consideration Spreadsheet” means the consideration spreadsheet provided by the Members to Acquiror setting forth the payments to be made to the Company Equityholders pursuant to this Agreement, in each case, in accordance with the Governing Documents of the Company.

“Continuing Employee” means each individual who (i) is employed by the Company or a Subsidiary immediately prior to the Closing Date and (ii) continues employment with Acquiror, the Company or an Affiliate or Subsidiary of Acquiror or of the Company on or following the Closing Date.

“Contracts” means all legally binding contracts, agreements, arrangements or undertakings (including memorandums of understanding and letters of understanding), subcontracts, leases, licenses, subleases, deeds, commitments, mortgages, purchase orders, work orders, task orders, and guaranties, in each case, whether written or oral.

“Cosmetics Law” means all applicable Laws relating to the development, testing, registration, manufacture, quality, distribution, labeling, sale or promotion of cosmetics or personal care products as applicable to the Company, its Subsidiaries, or the Products (as defined herein), including but not limited to (i) the Federal Food, Drug and Cosmetic Act, (ii) the Federal Trade Commission Act, (iii) the Fair Packaging and Labeling Act, (iv) the Consumer Products Safety Commissions Poison Prevention Act, (v) all state equivalents of (i)-(iv), (vi) the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65”, (vii) analogous non-U.S. Requirements of Law (including, for the avoidance of doubt, the Cosmetics Regulation (EC) No. 1223/2009 on cosmetic products and Commission Regulation (EU) No 655/2013 laying down common criteria for the justification of claims used in relation to cosmetic products, including any amendments thereto and all relevant guidance in the European Union), and (viii) all regulations promulgated under any of the aforementioned laws.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Debt Financing” means any debt financing arranged by the Acquiror and the Purchasers in connection with the transactions contemplated hereby.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Disclosure Letter” means, as applicable, the Member Disclosure Letter or the Acquiror Disclosure Letter.

“Disregarded Holder” means an entity treated as disregarded as separate from Holdco Purchaser for U.S. federal income tax purposes.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Non-Economic Common Stock” means, after the Closing, Class B ordinary fully paid shares in the capital of Acquiror, par value $0.0001 per share, with such shares entitled to one vote per share, and no additional rights, including no economic rights.

“Domesticated Acquiror Units” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.2(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, climate change, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equityholder Representative” has the meaning specified in the Preamble hereto.

“Equityholder Representative Expenses” has the meaning specified in Section 11.1(d).

“ERISA” has the meaning specified in Section 4.12(a).

“ERISA Affiliate” means any Person that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio equal to (i) the number of Acquiror Common Shares equal to the number of Purchaser Common Units constituting the Total Implied Equity Consideration divided by (ii) the number of Aggregate Fully Diluted Company Common Units.

“Existing Credit Agreement” means the Loan and Security Agreement, dated as of October 10, 2019 (as amended by that certain First Amendment and Waiver to Loan and Security Agreement, dated as of May 4, 2020, that certain Second Amendment to Loan and Security Agreement, dated as of November 27, 2020, that certain Third Amendment to Loan and Security Agreement, dated as of February 25, 2021 and that certain Fourth Amendment to Loan and Security Agreement, dated as of April 8, 2021), by and between the Company, as borrower, and Pacific Western Bank.

“Export Approvals” has the meaning specified in Section 4.23(a).

“Financial Statements” has the meaning specified in Section 6.3(a).

“Forward Purchase Agreements” has the meaning specified in the Recitals hereto.

“Forward Purchase Amount” has the meaning specified in the Recitals hereto.

“Forward Purchaser” means each of Sponsor, Dynamo Master Fund, and the Third-Party FPA Investor.

“Forward Purchase Transaction” has the meaning specified in the Recitals hereto.

“FY 2020 and 2019 Financial Statements” has the meaning specified in Section 6.3(a).

“FY 2021 Financial Statements” has the meaning specified in Section 6.3(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, the “Governing Documents” of an exempted company are its memorandum and articles of association and the “Governing Documents” of a Jersey company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator.

“Governmental Authorization” has the meaning specified in Section 4.4.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority against the Company or its Subsidiaries.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Holdco Purchaser” has the meaning specified in the Preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Award Plan” has the meaning specified in Section 7.1(a).

“Incentive Units” has the meaning specified in the Company LLC Agreement.

“Income Tax Returns” means any Internal Revenue Service Form 1065 (and any similar form for U.S. state and local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of any indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (f) any unpaid interest, premiums, breakage costs, prepayment or early termination premiums, penalties, or other fees, costs or expenses payable, including as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, by a Person or any of its Subsidiaries.

“Initial PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Initial Subscription Agreements.

“Initial Subscription Agreements” means the subscription agreements executed on or prior to the date hereof pursuant to which the Initial PIPE Investment will be consummated.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, names, corporate names, trade dress and trade names, slogans, pending applications therefor, internet domain names, social media usernames, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights and copyrightable subject matter, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; and (iv) rights of publicity; and (v) trade secrets, know-how, processes, formulas and other confidential information or proprietary rights.

“Intended Tax Treatment” has the meaning specified in Section 8.6(e)(iv).

“Interim Financial Statements” has the meaning specified in Section 4.7(a)(ii).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means (a) all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, administered or enforced by the U.S. government, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, and the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and (b) all applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. Law.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“Jersey Companies Law” has the meaning specified in the Recitals hereto.

“Jersey Registrar” means the Registrar of Companies in Jersey under the Jersey Companies Law.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, legally binding rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.9.

“Letter of Transmittal” has the meaning specified in Section 2.8(b).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, easement, real property title defect, adverse claim, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Lock-Up Members” has the meaning specified in the Recitals hereto.

“MD&A” has the meaning specified in Section 6.3.

“Members” has the meaning specified in the Preamble hereto.

“Member Cure Period” has the meaning specified in Section 10.1(f).

“Member Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Member Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 3.1 (Due Authorization), Section 3.4 (Ownership of Equity), Section 4.1 (Company Organization), Section 4.2 (Subsidiaries), Section 4.5 (Capitalization of the Company), Section 4.6(a) (Capitalization of Subsidiaries), and Section 4.30 (Brokers’ Fees).

“Member Group” has the meaning specified in Section 11.19(b).

“Membership Units” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Milk Cash Consideration” means an amount equal to the difference of (a) the Total Implied Milk Cash Consideration Amount minus the Milk Cash Consideration Reduction Amount, if any, minus the Milk Closing Cash Bonus Reduction Amount minus the amount of the Expense Fund, to the extent actually paid at Closing; provided, that in no event will the Milk Cash Consideration equal less than zero dollars ($0.00).

“Milk Cash Consideration Reduction Amount” means:

(a) if the Closing Available Cash is equal to or greater than $630,000,000.00, an amount equal to zero dollars ($0.00); or

(b) if the Closing Available Cash is less than $630,000,000.00 and greater than $615,000,000.00, an amount equal to (i) $630,000,000.00 minus (ii) the Closing Available Cash; or

(c) if the Closing Available Cash is equal to or less than $615,000,000.00 and greater than $565,000,000.00, an amount equal to (i) $15,000,000.00, plus (ii) 25% of the amount equal to (A) $615,000,000.00, minus (B) the Closing Available Cash; or

(d) if the Closing Available Cash is equal to or less than $565,000,000.00, an amount equal to (i) $27,500,000.00, plus (ii) 50% of the amount equal to (A) $565,000,000.00, minus (B) the Closing Available Cash, provided; however, that under no circumstance shall the Milk Cash Consideration Reduction Amount be negative.

“Milk Closing Cash Bonus Reduction Amount” means $2,500,000.00

“Milk Equity Consideration” means a number of Purchaser Common Units equal to (x) the Total Implied Equity Consideration, minus (y) a number of units of Purchaser Common Units equal to the quotient obtained by dividing (A) the Milk Cash Consideration by (B) $10.00.

“Milk Transaction” has the meaning specified in the Recitals hereto.

“Minimum Available Acquiror Cash Amount” means $50,000,000.00.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.12(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Obagi” has the meaning specified in the Recitals hereto.

“Obagi Cash Consideration” shall have the meaning set forth under the Obagi Merger Agreement for the defined term “Obagi Cash Consideration.”

“Obagi Existing Credit Agreement” means the Financing Agreement, dated as of March 16, 2021, by and among Obagi, as ultimate parent, Obagi Holdings Company Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability, as parent, Obagi Cosmeceuticals LLC, a Delaware limited liability company, as borrower, the subsidiary guarantors party thereto, the lenders from time to time party thereto and TCW Asset Management Company LLC, as collateral agent and administrative agent.

“Obagi Holdco 2” has the meaning specified in the Recitals hereto.

“Obagi Merger Agreement” has the meaning specified in the Recitals hereto.

“Obagi Merger Sub” has the meaning specified in the Recitals hereto.

“Obagi Transaction Expenses” shall have the meaning set forth under the Obagi Merger Agreement for the defined term “Company Transaction Expenses”.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) and any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any Software or other material subject to an Open Source License.

“Owned Land” has the meaning specified in Section 4.18(b).

“Paying Agent” has the meaning specified in Section 2.8(a).

“Payoff Amount” has the meaning specified in Section 6.5(f).

“Payoff Letter” has the meaning specified in Section 6.5(f).

“PCAOB Financial Statements” has the meaning specified in Section 6.3(a).

“Per Unit Transaction Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of, or issued by or on behalf of, a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Owned Land or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under any Real Property Lease, and (C) any Liens encumbering the land of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Owned Land or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) Liens that do not individually or in the aggregate materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that is regulated or protected by one or more Privacy and Cybersecurity Requirements.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares of Domesticated Acquiror Common Stock in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Post-Waiver Cash Amount” has the meaning specified in Section 1.1 in the definition of Milk Cash Contribution Reduction Amount.

“Pre-Closing Milk Restructuring” means the distribution described in Appendix B.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.

“Pre-Closing Tax Proceeding” means any Tax Proceeding relating to income Taxes for a Pre-Closing Tax Period.

“Preferred Units” has the meaning specified in the Company LLC Agreement.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.19(h).

“Products” means all products currently manufactured, marketed or sold by or on behalf of the Company or any of its Subsidiaries.

“Prospectus” has the meaning specified in Section 11.2.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Purchase Price Allocation” has the meaning specified in in Section 8.6(l).

“Purchase Price Allocation Annex” has the meaning specified in in Section 8.6(l).

“Purchaser Common Units” means limited partnership units of Acquiror LP that are redeemable at the option of the holder of such units and, if such option is exercised, exchangeable at the option of Acquiror for Domesticated Acquiror Common Stock in accordance with the terms of the Amended and Restated Waldencast Partners LP Agreement.

“Purchasers” has the meaning specified in the Preamble hereto.

“Q2 Financial Statements” has the meaning specified in Section 4.7(a)(ii).

“Q3 Financial Statements” has the meaning specified in Section 6.3(a).

“Real Property Leases” has the meaning specified in Section 4.18(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Related Party” has the meaning specified in Section 4.11(a)(vi).

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Entity List, or the Military End User List or the U.S. Department of State’s Debarred List.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person targeted by Sanctions Laws, including (i) any Person identified in any sanctions list maintained by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State); (b) the United Kingdom; (c) the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly, individually or in the aggregate, owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, one or more Person(s) described in clause (i) or (ii).

“Sanctions Laws” means any trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations or (iv) the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Units” has the meaning specified in the Company LLC Agreement.

“Series B Preferred Units” has the meaning specified in the Company LLC Agreement.

“Series C Preferred Units” has the meaning specified in the Company LLC Agreement.

“Series D Preferred Units” has the meaning specified in the Company LLC Agreement.

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, and all documentation, including user manuals and training materials, related to the foregoing.

“Sponsor” means Waldencast Long-Term Capital LLC, a Cayman Islands limited liability company.

“Sponsor Group” has the meaning specified in Section 11.19(a).

“Sponsor Forward Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Sponsor Forward Purchase Investment Amount” has the meaning set forth in the Recitals hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Straddle Period Tax Proceeding” means any Tax Proceeding relating to income Taxes for a Straddle Period.

“Subscription Agreements” means the Initial Subscription Agreements and the Subsequent Subscription Agreements.

“Subsequent PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subsequent Subscription Agreements.

“Subsequent Subscription Agreements” means the subscription agreements, if any, executed after the date hereof and on or prior to the Closing Date pursuant to which the Subsequent PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person, any corporation, company, exempted company, limited liability company, partnership, exempted limited partnership, association, or other business entity of which the first Person: (a) owns, directly or indirectly, more than fifty percent (50%) of the equity securities or equity interests; (b) owns, directly or indirectly, a majority of the total voting power of the equity securities or equity interests entitled to vote in the election of directors, managers or trustees thereof or other Persons performing similar functions; or (c) has a right to appoint fifty percent (50%) or more of the directors or managers.

“Tax Distributions” means regularly scheduled distributions made to each Member in accordance with the Fifth Amended and Restated Operating Agreement of the Company, dated as of November 5, 2021.

“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Member Breach” has the meaning specified in Section 10.1(f).

“Thresholds” has the meaning specified in Section 1.1 in the definition of Milk Cash Consideration Reduction Amount

“Third-Party Forward Purchase Agreement” has the meaning specified in the Recitals hereto.

“Third-Party Forward Purchase Investment Amount” has the meaning specified in the Recitals hereto.

“Third-Party FPA Investor” means Beauty Ventures LLC.

“Title IV Plan” has the meaning specified in Section 4.12(c).

“Top Customers” has the meaning specified in Section 4.25(a).

“Top Vendors” has the meaning specified in Section 4.25(a).

“Total Implied Equity Consideration” means a number of Purchaser Common Units equal to the quotient obtained by dividing (i) the Base Purchase Price plus the Aggregate Company Option Exercise Price plus the Aggregate Company UAR Strike Price plus Aggregate Company Warrant Exercise Price by (ii) $10.00.

“Total Implied Milk Cash Consideration Amount” means $140,000,000.00.

“Total Implied Obagi Cash Consideration Amount” means $380,000,000.00

“Total Transaction Expenses” means the Acquiror Transaction Expenses plus the Company Transaction Expenses plus the Obagi Transaction Expenses.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.2.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Up-C Contributions” has the meaning specified in the Recitals hereto.

“Warrant Agreement” means the Warrant Agreement, dated as of March 15, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein in an accounting context and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Member Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article V as qualified by the Member Disclosure Letter, or, in the case of Acquiror, Article IV as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its material detriment, and such other party did actually and reasonably rely thereon to its material detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company or the Members shall mean the knowledge of the individuals identified on Section 1.3 of the Member Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror or the Purchasers shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

Sale of equity; CLOSING

Section 2.1 Purchase and Sale of Equity.

(a) Subject to the terms of this Agreement, at the Closing, the Members, shall, sell, transfer, and deliver:

(i) to Holdco Purchaser, and Holdco Purchaser shall purchase from the Members, free and clear of all Liens, for a percentage of the outstanding Membership Units in exchange for the Milk Cash Consideration and a number of shares of Domesticated Acquiror Non-Economic Common Stock equal to the Milk Equity Consideration; and

(ii) to Acquiror LP, and Acquiror LP shall purchase from the Members, free and clear of all Liens, the remainder of the outstanding Membership Units in exchange for the Milk Equity Consideration.

(b) The aggregate purchase price to be payable to the Members hereunder to acquire the Membership Units will be the Aggregate Transaction Consideration.

(c) Acquiror shall pay the Milk Closing Cash Bonus Reduction Amount to the individual set forth on Appendix C by wire transfer of immediately available funds in accordance with the instructions set forth on Appendix C.

Section 2.2 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic delivery of documents and release of signatures (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Company and Acquiror on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed effective as of immediately following the Merger (the “Effective Time”).

(b) For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication or the Merger.

Section 2.3 Closing Deliverables.

(a) At the Closing, the Members will deliver or will cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) the written resignations of all of the directors of the Company (other than those Persons identified as the directors of the Company, in accordance with Section 2.5), effective as of the Effective Time;

(iii)   the Registration Rights Agreement, duly executed by a duly authorized representative of the Company and each of the Members set forth in Section 2.3(a)(ii) of the Member Disclosure Letter;

(iv) the Lock-Up Agreements, duly executed by the Lock-Up Members, in accordance with Section 6.7;

(v) the amended and restated limited partnership agreement of Acquiror LP in a form to be agreed upon by the parties and with the terms set forth on Exhibit D hereto (with such changes as may be agreed in writing by Acquiror and the Company) (the “Amended and Restated Waldencast Partners LP Agreement “), duly executed by the Members, in their capacity as limited partners of Acquiror LP;

(vi) duly executed instruments of transfer, and for each of such Members that has a spouse, a spousal consent, and any other documents necessary to transfer title to the Membership Units to the Purchasers (in each case, in form and substance reasonably acceptable to the Purchasers); provided that such instruments of transfer shall represent, in the aggregate, all (100%) of the issued and outstanding Membership Units of the Company;

(vii) with respect to each Member, (i) a properly executed IRS Form W-9 dated as of the Closing Date, or (ii) a properly executed applicable IRS Form W-8 dated as of the Closing Date; and

(viii) a duly executed certificate on behalf of the Company, prepared in a manner consistent with and in accordance with the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i).

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company (unless otherwise set forth below):

(i) to the Paying Agent, the Milk Cash Consideration and the Domesticated Acquiror Non-Economic Common Stock;

(ii) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)   the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iv) the Amended and Restated Waldencast Partners LP Agreement, duly executed by Acquiror and Holdco Purchaser, in its capacity as general partner of Acquiror LP.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses (including amounts owed under outstanding Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(d) Not less than two (2) Business Days prior to the Closing Date, (i) Acquiror shall deliver to the Company a good faith estimate of the expected cash and cash equivalents of Acquiror and each of its Subsidiaries, in each case, as of the Closing and (ii) the Company shall deliver to each of Acquiror and Obagi a good faith estimate of the expected cash and cash equivalents of the Company and each of its Subsidiaries, in each case, as of the Closing.

Section 2.4 Governing Documents.

(a) The memorandum and articles of association of Acquiror as of immediately prior to the Effective Time (which reflect the terms set forth in Exhibit A (with such changes as may be agreed in writing by Acquiror and the Company) hereto upon effectiveness of the Domestication), shall be the memorandum and articles of association of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the Jersey Law.

(b) The Amended and Restated Waldencast Partners LP Agreement shall be the limited partnership agreement of Acquiror LP until thereafter amended as provided therein and under the Exempted Limited Partnership Act (as Revised) of the Cayman Islands.

Section 2.5 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Company from and after the Effective Time, and (ii) the directors of the Company as of immediately after the Effective Time shall be the persons set forth on Section (a) of the Members Disclosure Letter, each to hold office in accordance with the Governing Documents of the Company in effect after the Effective Time.

Section 2.6 Treatment of Company Awards.

(a) Effective as of the Effective Time, each Company Option (or portion thereof) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be released at the Effective Time in exchange for an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Units subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). Prior to the Effective Time, each Company Option that is then outstanding with an exercise price that is equal to or greater than the Per Unit Transaction Consideration shall be cancelled without consideration therefor.

(b) Effective as of the Effective Time, each Company UAR (or portion thereof) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Acquiror and converted automatically at the Effective Time into a corresponding stock appreciation right with respect to Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company UAR immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror SAR”), except that (i) such Acquiror SAR shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Units subject to such Company UAR immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (ii) the strike price per share for each such Acquiror SAR shall be equal to the strike price per share of such Company UAR in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the strike price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company UAR will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company UAR for purposes of Section 409A or Section 424 of the Code. Prior to the Effective Time, each Company UAR that is then outstanding with a strike price that is equal to or greater than the Per Unit Transaction Consideration shall be cancelled without consideration therefor.

(c) At the Effective Time, Acquiror shall assume the Company Appreciation Rights Plan and shall assume all the obligations of the Company under the Company Appreciation Rights Plan, and the number and kind of shares available for issuance under the Company Appreciation Rights Plan shall be adjusted to reflect shares of Acquiror Common Stock.

Section 2.7 Treatment of Company Warrants. Each Company Warrant will be treated in accordance with its terms.

Section 2.8 Payment Procedures.

(a) Prior to the Closing, Acquiror shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Aggregate Transaction Consideration to the Members in accordance with the Consideration Spreadsheet. At or prior to the Effective Time, Acquiror shall deposit with the Paying Agent (i) a cash amount in immediately available funds equal to the Milk Cash Consideration, and (ii) the Domesticated Acquiror Non-Economic Common Stock. For the avoidance of doubt, Purchaser Common Units issuable to the Members hereunder will be issued pursuant to a resolution of Acquiror LP at Closing.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Paying Agent to send, to each Member listed on the Consideration Spreadsheet as of immediately prior to the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Paying Agent, and which letter of transmittal will be in customary form and have provisions with respect to withholding under Section 1446(f) and such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each Member listed on the Consideration Spreadsheet, shall be entitled to receive such portion of the Milk Cash Consideration and the Domesticated Acquiror Non-Economic Common Stock set forth on the Consideration Spreadsheet, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Paying Agent. No interest shall be paid or accrued upon the transfer of any share

Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Paying Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Paying Agent’s duties shall terminate. Thereafter, any portion of the Milk Cash Consideration or Domesticated Acquiror Non-Economic Common Stock that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Membership Units as of immediately prior to the Effective Time that has not exchanged such Membership Units for an applicable portion of the Milk Cash Consideration and the Domesticated Acquiror Non-Economic Common Stock in accordance with this Section 2.8 prior to the date that is one (1) year after the Effective Time, may transfer such Membership Units to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Milk Cash Consideration and the Domesticated Acquiror Non-Economic Common Stock without any interest thereupon. None of Acquiror, the Purchasers, the Company or the Paying Agent shall be liable to any Person in respect of any of the Milk Cash Consideration and the Domesticated Acquiror Non-Economic Common Stock delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Membership Units have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.9 Payments. Any payment made to the Acquiror pursuant to this Agreement shall be treated to the extent lawful as a reduction to the Milk Cash Consideration or Stock Consideration.

Section 2.10 Withholding. Notwithstanding any other provision to this Agreement, the Purchasers, Paying Agent and their respective representatives, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as consideration for applicable Tax Law) under the Code (including pursuant to sections 1445 and 1446(f) thereof) or any other applicable Tax Law (as determined in good faith by the party so deducting or withholding in its sole discretion). The applicable withholding agent will notify the Equityholder Representative at least five (5) Business Days prior to any required deduction or withholding (other than withholding on amounts properly treated as compensation for Tax purposes or subject to withholding Section 1446(f)) and shall reasonably cooperate with the Equityholder Representative to reduce or eliminate any such withholding prior to any remittance to a Governmental Authority. To the extent that any amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Except as set forth in the Member Disclosure Letter (subject to Section 11.10), each of the Members severally, but not jointly, on behalf of himself, herself or itself only represents and warrants to Acquiror and the Purchasers as follows:

Section 3.1 Due Authorization.

(a) Each Member has all requisite company or corporate power, as applicable, and authority, and in the case such Member is an individual, has full legal capacity, to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which such Member is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by each such Member, and no other company or corporate proceeding on the part of such Member is necessary to authorize this Agreement and the other documents to which such Member is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which such Member is a party contemplated hereby will be, duly and validly executed and delivered by such Member and this Agreement constitutes, and on or prior to the Closing, the other documents to which such Member is a party contemplated hereby will constitute, a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.2 No Conflict. The execution and delivery by the Members of this Agreement and the documents to which each such Member is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of any Member that is not a natural person, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Governmental Order or material Permit applicable to such Member, or (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract required to be disclosed in Section 4.11(a) of the Member Disclosure Letter to which such Member is a party, or terminate or result in the termination of any such Contract, except, in the case of clauses (b) through (c), to the extent that the occurrence of the foregoing has not and would not reasonably be expected to prevent or materially impair, impede or delay the ability of such Member to consummate the transactions contemplated hereby.

Section 3.3 Governmental Authorities; Consents. Assuming the true and completeness of the representations and warranties of Acquiror and the Purchasers contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of such Member with respect to such Member’s execution or delivery of this Agreement or the consummation by such Member of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Member to perform or comply with any material obligation of such Member under this Agreement or to consummate the transactions contemplated hereby.

Section 3.4 Ownership of Equity. Such Member holds of record and owns beneficially and has good and marketable title to the Membership Units as set forth next to such Member’s name on Section 3.4 of the Member Disclosure Letter, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws) and Liens, and there are no other Company Equity Interests held of record or owned by such Member not listed on Section 3.4 of the Member Disclosure Letter.

Section 3.5 Litigation and Proceedings. Except as set forth on Section 3.5 of the Member Disclosure Letter, (a) there are no pending or, to the knowledge of such Member, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries of any nature, civil, criminal, regulatory or otherwise, initiated, pending or, to the knowledge of such Member, threatened by any Governmental Authority), or other proceedings at law or in equity against or involving such Member in connection with this Agreement or the consummation of the transactions contemplated hereby; and (b) there is no outstanding Governmental Order imposed upon such Member, except, in each case, as would not be, and would not reasonably be expected to prevent or materially impair, impede or delay the ability of such Member to consummate the transactions contemplated hereby.

Section 3.6 Brokers’ Fees. Except as set forth on Section 3.6 of the Member Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from such Member in connection with the transactions contemplated hereby based upon arrangements made by such Member or any of his, her or its Affiliates for which such Member, the Company, the Company’s Subsidiaries, the Acquiror or the Purchasers has any obligation.

Section 3.7 No Additional Representation or Warranties. Except as provided in and this Article III, no Member nor any of his, her or its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any member of the Acquiror Group and no such party shall be liable in respect of the accuracy or completeness of any information provided to any member of the Acquiror Group. Each Member acknowledges that he, she or it and their respective advisors, have made their own investigation of Acquiror, the Purchasers, Obagi and their respective Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the equity or assets of Acquiror, the Purchasers, Obagi or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, the Purchasers, Obagi and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, the Purchasers, Obagi or any of their respective Affiliates, directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and the Purchasers by the Company on the date of this Agreement (the “Member Disclosure Letter”) (subject to Section 11.10), the Company hereby represents and warrants to Acquiror and the Purchasers as follows:

Section 4.1 Company Organization. The Company has been incorporated as a limited liability company under the laws of the State of Delaware and is validly existing and in good standing under the laws of the State of Delaware, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of the Company, as amended to the date of this Agreement, have been made available to Acquiror by or on behalf of the Company. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Member Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 and except as set forth on Section 4.3 of the Member Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Governmental Order or material Permit applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.11(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Governmental Authorities; Consents. Assuming the true and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby.

Section 4.5 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized equity interests of the Company consists of (x) 24,069,500 Common Units, of which 10,000,000 Common Units are issued and outstanding as of the date of this Agreement (“Company Common Units”), (y) 11,536,037 shares of Preferred Units (“Company Preferred Units”) (of which (i) 3,843,750 are designated as Series A Preferred Units, 3,843,750 of which are issued and outstanding as of the date of this Agreement (the “Company Series A Preferred Units”), (ii) 2,272,727 are designated as Series B Preferred Units, 2,272,727 of which are issued and outstanding as of the date of this Agreement (the “Company Series B Preferred Units”), (iii) 3,515,352 are designated as Series C Preferred Units, 3,505,055 of which are issued and outstanding as of the date of this Agreement (the “Company Series C Preferred Units”), (iv) 1,904,208 designated as Series D Preferred Units, 1,898,069 of which are issued and outstanding as of the date of this Agreement (the “Company Series D Preferred Units”), and (z) 0 Incentive Units, of which 0 are issued and outstanding (“Company Incentive Units”), and there are no other authorized equity interests of the Company that are issued and outstanding.  All of the issued and outstanding Membership Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company and (y) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as otherwise set forth on Section (b) of the Member Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Units any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Common Units. Section 4.5(b) of the Member Disclosure Letter separately identifies each Company Award.

(c) As of the date of this Agreement, (i) Company Options to purchase 161,607 shares of Company Common Units are outstanding and (ii) Company UARs relating to 2,170,728 shares of Company Common Units are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each individual who, as of the date of this Agreement, holds a Company Award, including the number of shares of Company Common Unit subject thereto, vesting schedule and, if applicable, the exercise price or strike price, as applicable, and expiration date thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof). No Company Option or Company UAR was granted, as applicable, with an exercise price or strike price per share that was less than the fair market value of a Company Common Unit on the grant date as determined in accordance with Section 409A of the Code.

(d) As of the date of this Agreement, the Company Warrants are outstanding. The Company Warrants (i) have been duly authorized and validly issued and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) has been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) is not subject to, nor has it been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) is free and clear of any Liens.

(e) Except for the Existing Credit Agreement and as set forth in Section 4.5(e) of the Member Disclosure Letter, the Company and its Subsidiaries have no outstanding Indebtedness (or guarantee thereof) nor do they have any commitment or obligation to incur or guarantee any Indebtedness. There are no off balance sheet financing arrangements to which the Company and its Subsidiaries is a party.

Section 4.6 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of the Company’s Subsidiaries, the record and beneficial ownership with respect thereto, is set forth on Section 4.6(a) of the Member Disclosure Letter, (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the issuing Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.6(b) of the Member Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock or equity interests of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interest, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.7 Financial Statements.

(a) Attached as Section 4.7(a) of the Member Disclosure Letter are the following:

(i) true and complete copies of the audited consolidated balance sheets and the related consolidated statements of operations, and member’s equity and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (and together with the FY 2021 Financial Statements and FY 2020 and 2019 Financial Statements, when delivered pursuant to Section 6.3, the “Audited Financial Statements”).

(ii) true and complete copies of the auditor reviewed consolidated balance sheets and the related consolidated statements of operations and comprehensive operations, shareholders’ equity and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the six-months period ended June 30, 2021 (the “Q2 Financial Statements”) together with the Q2 Financial Statements, and, when delivered pursuant to Section 6.3(a), the Q3 Financial Statements, the “Interim Financial Statements”).

(b) Except as set forth on Section (b) of the Member Disclosure Letter, the Audited Financial Statements, the Interim Financial Statements, and, when delivered pursuant to Section 6.3, the PCAOB Financial Statements (i) fairly present in all material respects the consolidated balance sheets of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated statements of operations and comprehensive operations, shareholder’s equity and cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof and (v) solely with respect to the Audited Financial Statements, were prepared in accordance with the auditing standards of the Public Company Accounting Oversight Board, as applicable.

(c) Neither the Members, the Company, its Subsidiaries (including any employee thereof) nor any independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim, complaint, investigation or allegation regarding any of the foregoing.

(d) Except as set forth in Section 4.7(d) of the Member Disclosure Letter, the Company and each of its Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) reconciliations of physical assets to records are performed on a routine basis at reasonable intervals, and adjusted for any differences.

Section 4.8 No Undisclosed Liabilities. Except as set forth on Section 4.8 of the Member Disclosure Letter, there is no other liability, debt (including Indebtedness, guarantees of any Indebtedness or obligation to incur any debt or guarantee) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, none of which are or would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.9 Litigation and Proceedings. Except as set forth on Section 4.9 of the Member Disclosure Letter, as of the date of this Agreement, (a) there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any audits or investigations of any nature, civil, criminal, regulatory or otherwise, initiated, pending or, to the knowledge of the Company, threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”) against or involving the Company or any of the Company’s Subsidiaries or their respective properties or assets, and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10 Legal Compliance. Except as set forth on Section 4.10 of the Member Disclosure Letter:

(a) Each of the Company and its Subsidiaries are, and at all times for the past three (3) years, have been, in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Contracts; No Defaults.

(a) Section 4.11(a) of the Member Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they or any of their property or assets are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.11(a) of the Member Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors or Top Customers;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $2,500,000.00;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $2,500,000.00 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) dispositions of obsolete assets in the ordinary course consistent with past practice or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that (i) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (ii) involves aggregate payments in excess of $2,500,000.00 in any calendar year for agreements related to personal property;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company except for the Subsidiaries of the Company listed on Section 4.2 of the Member Disclosure Letter;

(vi) Contracts (other than offer letters, employment agreements, bonus agreements, severance agreements, separation agreements, employee non-competition agreements, employee confidentiality and invention assignment agreements, non-competition agreements, bonus agreements, separation agreements, severance agreements, or other agreement entered into in the ordinary course or equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, Members and Affiliates of the Members, the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Members, the Company or any of the Company’s Subsidiaries, the equityholders of the Members, any employee of the Members, the Company or any of the Company’s Subsidiaries, or any member of the immediate family of the foregoing Persons, (each a “Related Party”), on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current officer, manager, director or current employee or worker of or consultant to the Company or its Subsidiaries that provide annual base compensation, on an individual basis, (excluding bonus and other benefits) in excess of $150,000;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts of the Company or any of the Company’s Subsidiaries or Affiliates containing covenants (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries or Affiliates to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and its Subsidiaries’ or Affiliates’ ability to conduct their business with any Person in any geographic area in any material respect;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements and incidental trademark licenses incident to marketing, printing or advertising contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use or register any material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third Person the right to use or register Intellectual Property that is material to the business of the Company and its Subsidiaries (other than standard form contracts granting nonexclusive rights to use commercially available off-the-shelf Software);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $2,500,000.00 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $2,500,000, individually or in the aggregate, in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xv) Any Contract (A) obligating the Company or any of the Company’s Subsidiaries to purchase or otherwise obtain any product or service exclusively from a third-party, (B) establishing an exclusive sale or purchase obligation of the Company or any of the Company’s Subsidiaries with respect to any product or geographic area, (C) granting any third party the exclusive right to develop, market, sell or distribute any of the Company’s or any of the Company’s Subsidiaries’ products or services; in each case of clauses (A), (B) and (C), involving a payment to a third party, or the receipt of funds by the Company or any of its Subsidiaries, in each case, in excess of $2,500,000; or (D) containing covenants and obligating the Company not to solicit customers or employees; and

(xvi) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 4.11(a).

(b) Except for any Contract that will automatically terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.11(a) in the Member Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.11(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, none of the Members, nor the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.12 Company Benefit Plans.

(a) Section 4.12(a) of the Member Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. The Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) (i) Each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all material obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or is subject to Title IV of ERISA (a “Title IV Plan”) and neither the Company nor any ERISA Affiliate has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to the Company Benefit Plans, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as an employment termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as an employment termination following the consummation of the transactions contemplated hereby), result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code

(h) Each Company Benefit Plan that constitutes in whole or in part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and is administered in compliance with, Section 409A of the Code and the final regulations and other IRS guidance promulgated and in effect under Section 409A of the Code, in all material respects.

Section 4.13 Labor Relations; Employees.

(a) Except as set forth on Section 4.13(a) of the Member Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, labor organization, works council or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, background checks, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, pay equity, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any material unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any material grievances or Actions arising out of any collective bargaining agreement, works council agreement, or any similar agreement or any other grievances or Actions against them, (iii) notice of any material Action with respect to or relating to them pending before the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material Action pending or threatened in any forum by or on behalf of any present or former employee, worker or independent contractor of such entities, any applicant for employment or classes of the foregoing.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries with an annual base salary in excess of $130,000.00 intends to terminate his or her employment.

(e) To the knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(f) Neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct, discrimination or retaliation by either (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Sr. Manager or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct, discrimination or retaliation have been made against (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Sr. Manager or above in each case, in their capacity as such.

(g) (i) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations, and (ii) the Company, taken as a whole with its Subsidiaries, employs or otherwise engages the Persons sufficient to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of the Company’s Subsidiaries’ have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to be paid over to such Governmental Authority and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of the Company’s Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of the Company’s Subsidiaries that remains unpaid, settled or withdrawn except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Tax audits, examinations or other Legal Proceedings with respect to any material Taxes of the Company or any of the Company’s Subsidiaries, nor has the Company or any of its Subsidiaries been notified by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit, examination or other Legal Proceedings, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of the Company’s Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and any of its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company.

(j) No written claim has been made by any Governmental Authority, where the Company or any of the Company’s Subsidiaries does not file Tax Returns that the Company or any of the Company’s Subsidiaries is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Each of the Company and its Subsidiaries is registered for purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where the applicable entity has determined that it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(m) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Tax Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(o) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Ct (15 U.S.C. § 636(a)).

(p) At all times since its formation, the Company has been properly treated as a partnership for U.S. federal and applicable state and local Tax purposes. At all times since their formations, the Subsidiaries of the Company have been treated as entities disregarded as separate from the Company for U.S. federal and applicable state and local Tax purposes.

Section 4.15 Insurance. Section 4.15 of the Member Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof (or, to the extent that policies are not available, binders) have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due thereon have been paid in full, the limits of each such policy are fully in place without any erosion, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. To the knowledge of the Company, during the last twelve (12) months, the Company and its Subsidiaries have complied with all terms and conditions of such insurance policies, including by providing due, proper and timely notice of any material claims and occurrences covered or potentially covered thereunder. Except as disclosed on Section 4.15 of the Member Disclosure Letter, no insurer has denied or disputed coverage of any material insurance claim under an insurance policy during the last twelve (12) months.

Section 4.16 Permits. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have obtained, and maintain, all of the material Permits reasonably required to permit the Company and its Subsidiaries to acquire, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the failure to obtain or maintain such Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect; and (c) neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party, (ii) is or, during the past three (3) years has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, non-renewal or impairment of any material Permit, or (iii) has received during the past three (3) years any written notice that any Governmental Authority that has issued any material Permit intends to cancel, suspend, modify, terminate, or not renew any such material Permit, except to the extent such material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.16 of the Member Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.16 of the Member Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

Section 4.17 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.18 Real Property.

(a) Section 4.18 of the Member Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Real Property Leases and all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any notice alleging any default or breach under any of such Real Property Leases, Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Member Disclosure Letter sets forth a true and complete list of each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive owner of all of the items of Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is, to the knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(b) To the knowledge of the Company, the Company and its Subsidiaries have not within the previous three (3) years infringed upon, misappropriated or otherwise violated in any material respect any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(c) To the knowledge of the Company as of the date of this Agreement, (i)  no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property in any material respect, and (ii) except as set forth on Section 4.19(c) of the Member Disclosure Letter, the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(d) The Company and its Subsidiaries take and have taken for the previous three (3) years commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by other commercially reasonable confidentiality obligations. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(e) To the knowledge of the Company, the name and mark MILK MAKEUP is available for use in the jurisdictions in which it is listed as Company Registered Intellectual Property by the Company and/or its Subsidiaries in connection with the types of products and services offered by the Company and its Subsidiaries.

(f) Except as set forth in Section 4.19(f) of the Member Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner of all the material formulas used in the products of the Company and its Subsidiaries that are being marketed as of the date hereof.

(g) No source code for any Company Software (i) has been provided or licensed or made available to any customer, business partner, escrow agent or other Person (other than employees or contractors or other Persons that had a need to utilize such source code pursuant to the ordinary course of business of the Company or one of its Subsidiaries, in each case subject to appropriate confidentiality obligations) or (ii) is the subject of any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code to any customer, business partner, escrow agent or other Person. The Company or one of its Subsidiaries possesses all source code for all Company Software.

(h) The Company and its Subsidiaries are in material compliance with, and to the knowledge of the Company, during the three (3) years preceding the date of this Agreement have been in compliance with, (i) all applicable Laws relating to the privacy and/or security, collection, retention, protection and use of Personal Information collected, used, or held for use in connection with the business of the Company and its Subsidiaries, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy, cybersecurity and data security policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”), except in each case in subsections (i)-(iii), where any such non-compliance would not be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(i) During the three (3) years preceding the date of this Agreement (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no failures, breakdown, performance reduction, disruptions or other adverse event in any information technology systems, in each of clauses (i) and (ii), that would result in a Company Material Adverse Effect.

(j) With respect to the Company Software, to the knowledge of the Company, no such Company Software contains any undisclosed or hidden device or feature designed to materially disrupt, disable, or otherwise impair the functioning of any Company Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious Software, code, or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or data of the Company or its Subsidiaries.

(k) The Company’s and its Subsidiaries’ use and distribution of (i) Company Software and (ii) Open Source Materials is in material compliance with all Open Source Licenses applicable thereto.

Section 4.20 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials (i) at, in, on or under any Owned Land or Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Owned Land or the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws or any permits issued pursuant to Environmental Laws by the Company or its Subsidiaries or to any investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.21 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (i) there has not been any Company Material Adverse Effect, (ii) for the previous six (6) years, and except as set forth in Section 4.21 of the Member Disclosure Letter, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken in compliance with any COVID-19 Measures and (iii) the Company or any of its Subsidiaries has not taken any action which, if taken after the date hereof, but prior to the Closing, would require the consent of Acquiror under Section 6.1.

Section 4.22 Anti-Bribery Compliance.

(a) For the previous four (4) years, neither the Company nor any of its Subsidiaries, nor, any Member, director, officer, or, to the knowledge of the Company, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered, given or attempted to offer or give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office, (ii) any other Person while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, candidate for political office or other Person as an unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, or an unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or (iii) any other Person, in each case, in violation of the Anti-Bribery Laws.

(b) For the previous four (4) years, there have been no pending internal investigations, internal or external audits, or, to the knowledge of the Company, allegations, complaints, or reports that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company, any of the Company’s Subsidiaries or any of the Members in their capacity as such. To the knowledge of the Company, there have been no third-party investigations (including by any Governmental Authority) concerning possible violations of the Anti-Bribery Laws in the previous four (4) years.

(c) For the previous four (4) years, the Company, its Members and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

Section 4.23 Sanctions and International Trade Compliance; Security Clearances.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance with all applicable International Trade Laws and Sanctions Laws and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws or Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) For the past five (5) years and in each case with respect to the Company’s and its Subsidiaries’ businesses, the Company and its Subsidiaries, and all of their respective directors, and officers, and, to the knowledge of the Company, employees or agents, have been in compliance with applicable International Trade Laws and Sanctions Laws.

(c) With respect to the Company’s and its Subsidiaries’ businesses, the Company has in place policies, controls and systems reasonably designed to provide reasonable assurance to prevent, detect, and deter violations of applicable International Trade Laws and Sanctions Laws in each jurisdiction in which the Company or any of its Subsidiaries conducts business.

(d) Neither the Company nor any of its Subsidiaries has, within the past five (5) years, (i) made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any International Trade Laws or Sanctions Laws, (ii) been the subject of an actual or threatened investigation, inquiry, or enforcement proceedings for violations of International Trade Laws or Sanctions Laws or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws or Sanctions Laws.

(e) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Companies, any of the Company’s or its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or Restricted Person (ii) has, during the past five (5) years, transacted business directly or indirectly with or involving any Sanctioned Person, Restricted Person or Sanctioned Country.

Section 4.24  Information Supplied. None of the information supplied or to be supplied by the Members, the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the shareholders of Acquiror or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.25 Customers and Vendors.

(a) Section 4.25(a) of the Member Disclosure Letter sets forth, as of the date of this Agreement, the top 10 customers (the “Top Customers”); and the top 10 vendors (the “Top Vendors”), in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020.

(b) Except as set forth on Section 4.25(b) of the Member Disclosure Letter, none of the Top Customers or Top Vendors has informed the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.26  Cosmetics and Personal Care Regulatory. Except as set forth on Section 4.26 of the Member Disclosure Letter:

(a) The Company and its Subsidiaries are, and to the knowledge of the Company, all contract manufacturers of the Products are, and since January 1, 2018, have been, in compliance in with all Cosmetics Laws, except where such violation would not be or has not been material to the business of the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any Subsidiary has received written notice of, and there is no pending, or to the knowledge of the Company, threatened in writing action, suit, proceeding, injunction or investigation against the Company or any of its Subsidiaries by any Governmental Authority or other Person asserting a material lack of compliance with any Cosmetics Law.

(b) Since January 1, 2018, to the knowledge of the Company, no third party that is a manufacturer or contractor for any Product, or any component thereof, has undergone, or is currently undergoing, any Action or inspection (outside of any routine inspection) by any Governmental Authority related to any Product.

(c) Since January 1, 2018, each Product has been marketed in compliance in all material respects with applicable Cosmetics Laws.

(d) Since January 1, 2018, the Company and its Subsidiaries have maintained all records, studies and other documentation needed to comply in all material respects with the requirements of applicable Cosmetics Laws.

(e) Since January 1, 2018, neither the Company nor any Subsidiary has made any material false statements in, or material omissions from, any registrations, reports or other submissions made to the FDA or any other Governmental Authority or in any other records and documentation prepared by the Company or any Subsidiary for compliance with the requirements of any Cosmetics Laws.

(f) Since January 1, 2018, all manufacturing operations conducted by or on behalf of the Company or any Subsidiary have been conducted in accordance, in all material respects, with good manufacturing practice requirements applicable to the Products, except where such violation would not be or has not been material to the business of the Company and its Subsidiaries, taken as a whole. There has not been any notice or other correspondence in writing from FDA or any other Governmental Authority to recall, suspend or otherwise restrict the use, manufacture or marketing of any Product. Since January 1, 2018, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, and to the knowledge of the Company, there are no facts that are reasonably likely to cause the recall of any Product.

(g) No Product includes (i) color additives that have not been approved by the FDA or (ii) ingredients that have been banned by the FDA or any other federal, state or foreign Governmental Authority in the jurisdictions in which the Company sells or distributes the Products, and the Company and its Subsidiaries have policies and procedures in place consistent with industry practice to review and approve its Products for compliance with federal and state labeling, claim substantiation and ingredient requirements.

Section 4.27 Sufficiency of Assets. The tangible properties and assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the tangible assets and properties used or employed in the business reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries as of the date hereof. Immediately after the consummation of the transactions contemplated by this Agreement anticipated to be effected at or prior to the Closing, the tangible and intangible properties and assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets and properties used or employed in the business reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in all material respects as conducted prior to the Closing.

Section 4.28 Government Contracts. The Company is not party to: (i) any Contract between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.29 CFIUS. The Company is not a Technology, Infrastructure, or Data U.S. business as defined in Title 31 of the Code of Federal Regulations, part 800 et seq.

Section 4.30 Brokers’ Fees. Except as set forth on Section 4.30 of the Member Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which any Member, Acquiror, the Purchasers, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.31 No Additional Representation or Warranties. Except as provided in Article III and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or the Purchasers or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or the Purchasers or their Affiliates. The Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, the Purchasers and their respective Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the equity or assets of Acquiror, the Purchasers or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, the Purchasers and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, the Purchasers or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PURCHASER

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12, or Section 5.14), or (ii) in the case of Acquiror and the Purchasers, in the disclosure letter delivered by Acquiror and the Purchasers to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (subject to Section 11.10, Acquiror and the Purchasers represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and the Purchasers have been duly formed and organized and are validly existing and in good standing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Acquiror Governing Documents and the Governing Documents of the Purchasers, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. The Purchasers have no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Holdco Purchaser are held directly by Acquiror. All of the equity interests of Acquiror LP are held directly by Holdco Purchaser and Acquiror. Each of Acquiror and the Purchasers is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2 Due Authorization.

(a) Each of Acquiror and the Purchasers has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Holdco Purchaser, and by Acquiror as the sole shareholder of Holdco Purchaser and (ii) determined by the Board of Directors of Acquiror to be in the best interests of Acquiror and recommended for approval by the shareholders of Acquiror. No other company proceeding on the part of Acquiror or the Purchasers is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and the Purchasers, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and the Purchasers, enforceable against Acquiror and the Purchasers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the Acquiror Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c) The foregoing votes are the only votes of the holders of Acquiror Common Shares necessary in connection with entry into this Agreement by Acquiror and the Purchasers and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement and the Obagi Merger Agreement by Acquiror and, as applicable, the Purchasers and the other documents contemplated hereby and thereby by Acquiror and the Purchasers and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or the Purchasers, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or the Purchasers, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or the Purchasers is a party or by which Acquiror or the Purchasers may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or the Purchasers, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or the Purchasers to enter into and perform their obligations under this Agreement or (ii) is not and would not reasonably be expected to be material to Acquiror.

Section 5.4 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or the Purchasers, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or the Purchasers, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or the Purchasers, nor are any assets of Acquiror’s or the Purchasers’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each of Acquiror and the Purchasers is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and the Purchasers have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 18, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”), except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing made prior to the date of this Agreement or the Closing Date, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), complied in all respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then as of the date of such amendment, supplement or superseding filing), the Acquiror SEC Filings did not contain, when filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 18, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP, except as would not, or would not reasonably be expected to, materially impact the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act, except as would not, or would not reasonably be expected to materially impact the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(c) Since March 18, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of January 12, 2021 and December 31, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 1, 2021 through January 12, 2021 and December 8, 2020 (inception) through December 31, 2020, together with the notes thereto and auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof (taking into account the notes thereto), and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, except (with respect to each of clauses (i), (ii) and (iii)) as would not, or would not reasonably be expected to, materially impact the ability of Acquiror to consummate the transactions contemplated by this Agreement. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except as would not, or would not reasonably be expected to, materially impact the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or the Purchasers with respect to Acquiror’s or, as applicable, the Purchasers’ execution or delivery of this Agreement, the Obagi Merger Agreement, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements of, filings with and approvals of the Cayman Registrar, the Jersey Registrar (in accordance with the Jersey Companies Law and the Cayman Act), and the Jersey Financial Services Commission, in relation to the issuance of any warrants or shares in connection therewith by Acquiror or as otherwise required, (iii) in connection with the Merger, filings with and approvals of the Cayman Registrar (in accordance with the Companies Act), and (iv) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $345,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $12,075,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 15, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor the Purchasers have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and the Purchasers on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since March 18, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or the Purchasers to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, and with respect to the Obagi Merger Agreement and the transactions contemplated thereby, Acquiror and the Purchasers have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice other than due to any actions taken in compliance with any COVID-19 Measures.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or the Purchasers as a result of or in connection with the consummation of the transactions contemplated hereby and as a result of or in connection with the Obagi Merger Agreement and the transactions contemplated there by, there is no liability, debt or obligation of or claim or judgment against Acquiror or the Purchasers (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of the operation of business of Acquiror and the Purchasers, or (iii) which would not be, and would not reasonably be expected to be, material to Acquiror. As of the date hereof, there is $1,500,000.00 outstanding under Working Capital Loans.

Section 5.12 Capitalization of Acquiror.

(a) As of the date hereof, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 34,500,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 8,625,000 shares are issued and outstanding as of the date of this Agreement and (iii) 5,000,000 preference shares (“Acquiror Preferred Shares”) of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing clauses represents all of the issued and outstanding Acquiror Securities. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Milk Transaction for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of hereof, 11,500,000 Acquiror Common Warrants and 5,933,333 Acquiror Private Placement Warrants are issued and outstanding. No Acquiror Warrants are exercisable until the later of (x) March 18, 2022 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Forward Purchase Agreements, Warrant Agreement, Acquiror’s Governing Documents, this Agreement and the Obagi Merger Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement, the Obagi Merger Agreement or the other documents contemplated hereby and thereby, and other than in connection with the PIPE Investment and the Forward Purchase Agreements, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities or any other commitments or agreements providing for the issuance of any additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) As of the date hereof, the authorized equity interests of Holdco Purchaser is 50,000 shares with par value of $1.00 each. All issued and outstanding equity securities of Holdco Purchaser (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of Holdco Purchaser, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Holdco Purchaser or any Contract to which Holdco Purchaser is a party or otherwise bound.

(e) All issued and outstanding Purchaser Common Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of Acquiror LP, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Acquiror LP or any Contract to which Acquiror LP is a party or otherwise bound.

(f) The Milk Equity Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, or any Contract to which either of the Purchasers is a party or otherwise bound.

(g) On or prior to the date of this Agreement, Acquiror has entered into Initial Subscription Agreements with PIPE Investors in the form attached hereto as Exhibit E, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror shares of Domesticated Acquiror Common Stock for the PIPE Investment Amount of at least $105,000,000.00. As of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the Initial Subscription Agreements or the transactions contemplated thereby other than as expressly set forth in the Initial Subscription Agreements, this Agreement or the Obagi Merger Agreement. On or prior to the date of this Agreement, Acquiror has provided to Cedarwalk or a representative thereof an anonymized list of the PIPE Investment Amount. Each such Initial Subscription Agreement is in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with its terms. The Sponsor and Dynamo Master Fund have committed, subject to the terms and conditions of the Sponsor Forward Purchase Agreement, to the purchase of an aggregate of 16,000,000 Domesticated Acquiror Units consisting of 16,000,000 shares of Domesticated Acquiror Common Stock and 5,333,333 warrants to purchase one share of Domesticated Acquiror Common Stock for the Sponsor Forward Purchase Investment Amount and (ii) the Third-Party FPA Investor has committed, subject to the terms and conditions of the Third-Party Forward Purchase Agreement, to purchase 17,300,000 Domesticated Acquiror Units consisting of 17,300,000 shares of Domesticated Acquiror Common Stock and 5,766,667 warrants to purchase one share of Domesticated Acquiror Common Stock for the Third-Party Forward Purchase Investment Amount. Each Forward Purchase Agreement is in full force and effect and is a legal, valid and binding obligation upon the Acquiror and each of the Forward Purchasers, enforceable in accordance with its terms. Neither of the Forward Purchase Agreements has been withdrawn, terminated, amended or modified since the date of execution thereof. As of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the Forward Purchase Agreements or the transactions contemplated thereby other than as expressly set forth in the Forward Purchase Agreements, this Agreement or the Obagi Merger Agreement. Acquiror and each other party to the Forward Purchase Agreements has complied with all of its obligations under the Forward Purchase Agreements in all material respects.

(h) Acquiror has no Subsidiaries other than the Purchasers, Obagi Holdco 2 and Obagi Merger Sub.

Section 5.13 Indebtedness. Subject to Section 7.09, except as set forth on Section 5.13 of Acquiror Disclosure Letter, neither Acquiror nor either of the Purchasers has any Indebtedness.

Section 5.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to be paid over to such Governmental Authority and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or any of the Acquiror’s Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing by any Governmental Authority against Acquiror or any of the Acquiror’s Subsidiaries that remains unpaid, settled or withdrawn except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Tax audits, examinations or other Legal Proceedings with respect to any material Taxes of Acquiror or any of Acquiror’s Subsidiaries, nor has the Acquiror or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit, examination or other Legal Proceedings, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or any of Acquiror’s Subsidiaries.

(f) Neither Acquiror nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither Acquiror nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and any of its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) No written claim has been made by any Governmental Authority within the past three (3) years where Acquiror or any of the Acquiror’s Subsidiaries does not file Tax Returns that Acquiror or any of the Acquiror’s Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) Neither Acquiror nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Acquiror LP is, and has been at all times since its formation, treated as other than an association taxable as a corporation for U.S. federal and applicable state and local income Tax purposes.

(k) To the knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is or will be, directly or indirectly, subject to any material Tax as a result of the Pre-Closing Restructuring as defined in the Obagi Merger Agreement.

(l) To the knowledge of Acquiror, neither Obagi nor any of the Subsidiaries of Obagi is or, for the taxable year that includes the Closing, is expected to be, treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 5.15 Business Activities.

(a) Since its respective organization, neither Acquiror or the Purchasers have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or the Purchasers or to which Acquiror or either of the Purchasers is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or the Purchasers or any acquisition of property by Acquiror or the Purchasers or the conduct of business by Acquiror or the Purchasers as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or the Purchasers.

(b) Except for the Purchasers, Acquiror LP, Obagi Holdco 2, Obagi Merger Sub, and the transactions contemplated by this Agreement, the Obagi Merger Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Obagi Merger Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which do not contain binding terms with respect to liabilities or obligations to effect a Business Combination). Except for the transactions contemplated by this Agreement, the Obagi Merger Agreement and the Ancillary Agreements, the Purchasers do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) The Purchasers were formed solely for the purpose of effecting the transactions contemplated by this Agreement and the transactions contemplated hereby, and the Purchasers have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and have no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements, the Obagi Merger Agreement and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor the Purchasers are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000.00 in the aggregate with respect to any individual Contract.

Section 5.16 Nasdaq Stock Market Quotation. As of the date hereof, Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “WALD.” As of the date hereof, Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “WALDW.” Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister Acquiror Class A Common Stock or Acquiror Common Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Common Warrants on the Nasdaq. None of Acquiror, the Purchasers or their respective Affiliates has taken any action in an attempt to terminate the registration of Acquiror Class A Common Stock or Acquiror Common Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to shareholders of Acquiror, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.18 Obagi Merger Agreement. Prior to the date of this Agreement, Acquiror has delivered to the Company substantially final drafts of the Obagi Merger Agreement and any other additional agreements contemplated thereby, which drafts have not been amended or modified in any material respect prior to the execution of this Agreement. Acquiror has not entered into any side letter or other agreement with Obagi governing the terms of the Merger other than as provided to the Company prior to the date of this Agreement.

Section 5.19 Brokers’ Fees. Except fees described on Section 5.19 of Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor either of the Purchasers nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Acquiror and the Purchasers acknowledge that Acquiror and the Purchasers and their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Members, the Company, its Subsidiaries or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Members shall, and shall cause the Company and its Subsidiaries to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law or any COVID-19 Measures or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate the business of the Company in the ordinary course consistent with past practice and use commercially reasonable efforts to, with respect to the Company and each of its Subsidiaries, retain the services of its current officers, preserve the goodwill of its customers, suppliers and other Persons with whom it has significant business relationships and maintain its properties and assets in all material respects. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Member Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Members shall not, and shall cause the Company and its Subsidiaries not to, except as otherwise expressly contemplated by this Agreement or the Ancillary Agreements or required by Law or any COVID-19 Measures:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries, except as otherwise required by applicable Law, or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the Members of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, other than Tax Distributions consistent with past practice;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any equity interest or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding equity capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any contract of a type required to be listed on Section 4.11 of the Member Disclosure Letter (excluding any Company Benefit Plan), or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, or (ii) transactions in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $500,000.00;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, or the terms of any Company Benefit Plan as in effect on the date hereof, (i) grant any severance, retention, change in control or termination or similar pay, except (A) with respect to retention of any individual with annual base pay not in excess of $130,000.00, in the ordinary course of business consistent with past practice, (B) in connection with promotion or hiring of any individual with annual base pay not in excess of $130,000.00 and (C) with respect to severance, termination, or similar pay, to any employee with annual base pay not in excess of $130,000.00 and whose employment terminates after the date hereof, in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iii) materially increase the cash compensation, bonus opportunity or employee benefits of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice in respect of any individual with annual base pay not in excess of $130,000.00, (iv) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (v) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice in the case of any individual with annual base pay not in excess of $130,000.00;

(i) with respect to the business of the Company and its Subsidiaries, (i) make any material change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practice; or (ii) engage in the practice of “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that, in each case, is intended or would reasonably be expected to result in acquisition of products or services from the Company and its Subsidiaries that is materially in excess of normal customer purchasing patterns consistent with past course of dealing with the business of the Company and its Subsidiaries during the twelve (12) months prior to the date hereof;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(k) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice or (ii) extended payment terms for customers in the ordinary course of business consistent with past practice;

(l) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) settle any claim or assessment in respect of material Taxes, (F) affirmatively surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(m) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred in the ordinary course of business and in an aggregate amount not to exceed $500,000.00 or (ii) discharge any secured or unsecured obligations or liabilities (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $500,000.00, except as otherwise contemplated by this Agreement or as such obligations become due;

(n) issue any additional securities, including Membership Units or securities exercisable for or convertible into Membership Units, other than issuances of equity securities upon the exercise or settlement of Company Awards outstanding as of the date hereof;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000.00 in the aggregate;

(q) grant to or acquire from, or agree to grant to or acquire from, except as would be granted on a non-exclusive basis or acquired in the ordinary course of business consistent with past practice any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Company Intellectual Property except for (i) the expiration of patents and copyrights that are Company Registered Intellectual Property in accordance with the applicable statutory term or (ii) as reasonably necessary in the ordinary conduct of business consistent with past practice;

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(s) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(s) of the Member Disclosure Letter, in the aggregate;

(t) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(u) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(w) terminate without replacement, amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, permit to lapse or fail to use reasonable best efforts to maintain, reinstate or replace any material Governmental Authorization or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries;

(x) terminate (without replacement with similar or better coverage) or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(y) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality or sensitive obligation), and to the extent permitted by applicable Law, (a) the Members shall, and shall cause the Company and its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b)  the Members shall, and shall cause the Company and its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating (i) to any Legal Proceeding initiated, pending or threatened during the Interim Period, or (ii) to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any status updates in connection with any such Legal Proceedings or otherwise relating to any material compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any material written communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings. All information obtained by Acquiror, the Purchasers or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. To the extent permitted by applicable Law and solely as is necessary to determine if the condition set forth in Section 9.1(e) has been met, the Acquiror and the Purchasers shall provide to the Company, its Subsidiaries and their respective representatives any information obtained by the Acquiror, the Purchasers s or any of their respective representatives from Obagi, its Subsidiaries or any of their respective representatives pursuant to Section 6.2 of the Obagi Merger Agreement, in each case, subject to confidentiality obligations that may be applicable to information furnished to Obagi or any of Obagi’s Subsidiaries by third parties that may be in Obagi’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality or sensitive obligation).

Section 6.3 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) audited consolidated balance sheets and the related consolidated statements of operations and Members’ equity and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2020 and 2019 Financial Statements” and, together with the Q3 Financial Statements and the FY 2021 Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such FY 2020 and 2019 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the FY 2020 and 2019 Financial Statements in the same manner as the Audited Financial Statements and (ii) a substantially completed draft of the Management Discussion and Analysis (“MD&A”) with respect to such financial statements for inclusion in the Proxy Statement/Registration Statement.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) the auditor reviewed consolidated balance sheets and the related consolidated statements of operations and Members’ equity and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q3 Financial Statements” and, together with the other Interim Financial Statements and Audited Financial Statements, the “Financial Statements”); provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Interim Financial Statements and (ii) a substantially completed draft of the MD&A with respect to such financial statements for inclusion in the Proxy Statement/Registration Statement.

(b) If the Effective Time has not occurred prior to February 14, 2022, as soon as reasonably practicable following February 14, 2022, the Company shall deliver to Acquiror (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2021 Financial Statements”); provided, that upon delivery of such FY 2021 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the FY 2021 Financial Statements in the same manner as the Audited Financial Statements and (ii) a substantially completed draft of the MD&A with respect to such financial statements for inclusion in the Proxy Statement/Registration Statement.

Section 6.4 Affiliate Agreements. The Company shall deliver to Acquiror evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Member Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.5 Existing Credit Agreement.

(a) Prior to the Closing, each of the Members shall, and shall cause the Company to, instruct its and their respective representatives to, in each case, use their reasonable best efforts to provide to the Acquiror with all customary cooperation or assistance as reasonably requested by the Acquiror in connection with the Debt Financing. Without limiting the generality of the foregoing, such cooperation and assistance shall include using reasonable best efforts in (i) causing management of the Company, with appropriate seniority and expertise, to participate (including by teleconference or virtual meeting platforms) in a reasonable number of meetings, presentations, sessions and road shows with prospective lenders or rating agencies and rating agency and due diligence sessions (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Debt Financing), (ii) providing reasonable and customary assistance with the preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, an additional bank information memoranda that does not contain material non-public information), marketing materials, investor presentations (including road shows) and similar documents required in connection with the Debt Financing, including executing customary authorization and representation letters in connection with the distribution of such materials, and providing reasonable cooperation with the due diligence efforts of the Debt Financing Sources (including providing access to documentation reasonably requested by the Debt Financing Sources), (iii) promptly, and in any event no later than five (5) Business Days prior to the Closing Date, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to such Member and the Company and its Subsidiaries, in each case as reasonably requested by the Acquiror at least nine (9) Business Days prior to the Closing Date, (iv) furnishing the Acquiror and the Debt Financing Sources with financial and other information regarding the Company that is necessary to obtain the Debt Financing and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, (v) reasonably assisting the Acquiror with the Acquiror’s preparation of pro forma financial statements and other financial information required to be included in any materials referred to in clause (ii) above related to the Debt Financing (it being understood that the Company shall not itself be responsible for the preparation of such pro forma financial information), (vi) reasonably assisting the Acquiror with the Acquiror’s preparation of the definitive agreements with respect to the Debt Financing, including (A) cooperating to facilitate the pledging of, granting of security interests in and obtaining perfection of any Liens on, collateral in connection with the Debt Financing, and using reasonable best efforts to cause officers of the Company and its Subsidiaries who will be officers of the Company and its Subsidiaries after the Closing, as applicable, to execute and deliver certificates and other documents as may reasonably be requested by the Acquiror or the Debt Financing Sources in connection with the Debt Financing (so long as such certificates and other documents will not be effective prior to the Closing) and (B) providing customary information and assistance necessary to assist the Acquiror and its counsel with obtaining any customary legal opinions required to be delivered in connection with the Debt Financing, (vii) attempting to ensure that any syndication effort benefits from any existing lending and investment banking relationship of the Company, (viii) taking all actions reasonably necessary in connection with the payoff and termination of any existing indebtedness of the Company and its Subsidiaries on the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge) and (ix) causing the taking of corporate and organizational actions reasonably necessary to permit the completion of the Debt Financing.

(b) Notwithstanding anything in Section (a) to the contrary, (i) in no event shall the “reasonable best efforts” of the Members, the Company and its Subsidiaries or their respective representatives be deemed or construed to require such persons to, and such persons shall not be required to, provide such cooperation to the extent it would (A) interfere unreasonably with the business or operations of the Company or its Subsidiaries, or (B) require the Company or its Subsidiaries to take any action that would reasonably be expected to (x) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of any of the Company or its Subsidiaries and any applicable Laws, (y) cause any condition to the Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide the Acquiror the right to terminate this Agreement or (z) result in any employee, officer or director of such person incurring any personal liability (as opposed to any liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing, (ii) the Member Group and its Subsidiaries shall not be required to commit to take any action that is not contingent on Closing or that would be effective prior to the Closing, (iii) prior to the Closing, none of the governing bodies or equity holders of any of the Company or its Subsidiaries, including the Members, shall be required to approve or adopt any Debt Financing or agreements related thereto that would be effective prior to the Closing, (iv) none of the Members, the Company nor its Subsidiaries nor any of their respective representatives shall be required to execute or deliver any agreements, certificates, or instruments in connection with any Debt Financing (other than customary authorization letters) that would be effective prior to the Closing, (v) none of the Members, the Company nor its Subsidiaries nor any of their respective representatives shall be required to provide any legal opinions, and (vi) none of the Members, the Company nor its Subsidiaries nor any of their respective representatives shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses) or incur any other liability or provide or agree to provide any indemnity in connection with any Debt Financing or any of the foregoing prior to the Closing, (vii) none of the Members, the Company nor its Subsidiaries nor any of their respective representatives shall be required to deliver any financial information which is otherwise already in the possession of the Acquiror, (viii) none of the Members, the Company nor its Subsidiaries nor any of their respective representatives shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would violate attorney-client privilege (provided, however, that the applicable Member or the Company, as the case may be, shall give notice to Acquiror of the fact that it is withholding information pursuant to this clause (viii), and thereafter use its commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements) and (ix) neither the Members nor the Company shall be required to waive or amend any terms of this Agreement.

(c) The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Subsidiaries.

(d) Acquiror shall promptly, upon written request by the Company, reimburse the Company, its Subsidiaries and any Member for any reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by any member of the Member Group in connection with the cooperation of the Company, its Subsidiaries or any Member contemplated by this Section 6.5. Acquiror shall indemnify and hold harmless each of the Company, its Subsidiaries and the Members from and against any and all liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except in the event such liabilities arose out of or result from (A) any material inaccuracy in any information provided by or on behalf of the Company, its Subsidiaries or any Member or (B) the gross negligence, fraud or willful misconduct or intentional misrepresentation or intentional breach of this Agreement by the Company, its Subsidiaries or any Member.

(e) All non-public or confidential information obtained by Acquiror, its Affiliates or any of their respective representatives pursuant to this Section 6.5 or otherwise in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement (it being understood that such information may be used and disclosed in the syndication of the Debt Financing; provided access to such information shall be provided subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis in accordance with market standards for dissemination of such type of information).

(f) No later than three (3) Business Days prior to the Closing Date, Members shall cause the Company to deliver to Acquiror an executed payoff letter in respect of the Existing Credit Agreement (the “Payoff Letter”), together with any applicable related lien release documentation and instruments, in each case, in customary form and including language (i) indicating the total amount required to be paid to fully satisfy all principal, interest, and any other monetary obligations then due and payable under the Existing Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) stating that, upon receipt of the Payoff Amount under such Payoff Letter, the Existing Credit Agreement and all related loan documents shall be automatically terminated, as applicable, and (iii) providing that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of the Company’s Subsidiaries securing such obligations shall be released and terminated upon the payment of the Payoff Amount (subject to customary reinstatement language). Notwithstanding the foregoing, under no circumstances will the Company be obligated to pay any Payoff Amount prior to the Closing.

(g) The Company’s obligations under this Section 6.5 are the sole obligations of the Company and its Affiliates with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the condition precedent set forth in Section 9.2(b), as applied to the Company’s obligations under this Section 6.5, shall be deemed satisfied unless the Acquiror fails to obtain the Debt Financing as a result of the Company’s willful and material breach of its obligations contained in this Section 6.5.

Section 6.6 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Members shall not, and shall cause the Company and its Subsidiaries not to, and shall instruct and cause the Company’s Subsidiaries, Affiliates and their respective representatives, not to (a) solicit, initiate or knowingly participate in any negotiations with any Person with respect to, or knowingly provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or knowingly afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement executed in connection with an Acquisition Proposal or the anti-takeover Laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Members shall, and shall cause the Company to use its reasonable best efforts to instruct and cause its officers and directors, representatives, Subsidiaries and Affiliates and their respective representatives to immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (other than Acquiror and its representatives). From and after the date hereof, the Company shall promptly notify Acquiror if any Person makes any written proposal, offer or inquiry with respect to an Acquisition Proposal and provide Acquiror with a description of the material terms and conditions thereof to the extent that such disclosure would not result in breach of the Company’s confidentiality obligations that are in existence as of the date hereof.

Section 6.7 Lock-up Agreements. Prior to the Closing, the Members shall cause the Lock-Up Members to deliver, or cause to be delivered, to Acquiror copies of the Lock-Up Agreements duly executed by all such parties in form and substance reasonably satisfactory to Acquiror.

Section 6.8 Waldencast Ventures Guidelines. The Company hereby acknowledges and agrees that Acquiror has adopted the policies set forth on Exhibit F attached hereto.

Article VII

COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) As soon as reasonably practicable following the date hereof and in any event prior to the effective date of the Registration Statement, Acquiror shall approve and adopt, and submit for stockholder approval an equity incentive plan (the “Incentive Award Plan”) in a form determined by Acquiror. As soon as reasonably practicable following the date hereof and in no event later than the Closing Date, Acquiror shall provide the Company with the proposed form of the Incentive Award Plan and shall provide the Company a reasonable opportunity to review and provide comments to such form. As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to Acquiror Common Stock issuable under the Incentive Award Plan, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan remain outstanding.

(b) For a period of twelve (12) months following the Closing Date, Acquiror shall provide, or shall cause its Affiliates to provide, each Continuing Employee with (i) an annual base salary or hourly wage rate, as applicable, that is no less favorable than the annual base salary or hourly wage rate, as applicable, provided to such Continuing Employee immediately prior to the Closing Date, (ii) target cash incentive opportunity that is no less favorable than the target cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing Date and (iii) health, retirement, welfare and other employee and fringe benefits that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing Date.

(c) For purposes of determining eligibility, vesting, participation and benefit accrual under Acquiror’s and its Affiliates’ plans and programs providing employee benefits (including, without limitation, severance) to Continuing Employees after the Closing Date (the “Acquiror Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company (and its predecessors) prior to the Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the Closing Date, to credit for such service under Company Benefit Plans, except to the extent providing such credit would result in any duplication of benefits, and other than for benefit accrual purposes under any defined benefit pension plan. In addition, Acquiror shall cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Acquiror Benefit Plans; (ii) all pre-existing condition exclusions and actively-at-work requirements of such Acquiror Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Benefit Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Acquiror Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).

(d) From and after the Closing Date, the Company shall not make any grants under the Company Appreciation Rights Plan.

(e) Notwithstanding anything herein to the contrary, Acquiror, the Purchasers and the Members acknowledge and agree that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror shareholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Domesticated Acquiror Common Stock and the Domesticated Acquiror Warrants issuable in the Milk Transaction and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of the Acquiror Common Stock and Domesticated Acquiror Warrants, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall use its reasonable best efforts to cause its Subsidiaries, Affiliates and their respective representatives, not to, without the prior written consent of the Company, (a) make any proposal or offer that constitutes a Business Combination Proposal if the Business Combination transaction underlying such proposal or offer is anticipated to be completed prior to or substantially concurrently with the transactions contemplated hereby, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal if the Business Combination transaction underlying such discussions or negotiations is anticipated to be completed prior to or substantially concurrently with the transactions contemplated hereby or (c) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal if the entering into such acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal would delay, impede, frustrate or otherwise disrupt the consummation of the Merger or the Milk Transaction, in each case, of clauses (a)-(c), other than (x) to or with the Company and its respective representatives or (y) to or with Obagi and its respective representatives; provided further, that in the case of each of clauses (a)-(c), Acquiror shall not, and shall cause such third-party in the relevant Business Combination transaction and each of their respective Affiliates and representatives not to, make any public announcement regarding such Business Combination transaction or take any action which could reasonably be expected to require any Person to make any such public announcement, in each case, without the consent of the Company. From and after the date hereof, Acquiror shall, and shall use its reasonable best efforts to cause its Subsidiaries, Affiliates and their respective representatives, to immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal that is anticipated to be completed prior to or substantially concurrently with the transactions contemplated hereby (other than with the Company, Obagi and their respective representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries, including the Purchasers to, except as otherwise contemplated by this Agreement (including as contemplated by the Section 7.9, PIPE Investment, the Forward Purchase Transaction or in connection with the Domestication), the Ancillary Agreements, or the Obagi Merger Agreement and the transaction contemplated hereby and thereby or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause the Purchasers not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment, the Forward Purchase Transaction or in connection with the Domestication), the Ancillary Agreements, the Obagi Merger Agreement and the transaction contemplated hereby and thereby or as required by Law:

(i) seek any approval from the Acquiror’s shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or the Purchasers, except (A) as contemplated by the Transaction Proposals or (B) as otherwise required by applicable Law;

(ii) except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or the Purchasers’ common stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or the Purchasers’ common stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or the Purchasers, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) settle any claim or assessment in respect of material Taxes, (F) affirmatively surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or the Purchasers (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $500,000, (B) incurred between Acquiror and the Purchasers;

(vi) incur, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, or guarantee any Indebtedness of another Person, or otherwise knowingly and purposefully incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $3,500,000.00, including amounts under Working Capital Loans outstanding as of the date hereof);

(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 7.5; or

(ix) amend or waive any provision of the Obagi Merger Agreement or any Ancillary Documents (solely for purposes of this Section 7.5(ix) as such term is defined in the Obagi Merger Agreement in a manner that is materially adverse to the Company or any of its Subsidiaries.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including the Purchasers) to comply with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) completing and making and procuring all those filings required to be made with the Jersey Registrar in connection with the Domestication, (b) obtaining a certificate of continuance from the Jersey Registrar, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and (d) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, and without any further action on the part of any shareholder of Acquiror (other than the Acquiror Shareholder Approval), (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will convert automatically into a one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant.

Section 7.7 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror shall, and shall cause the Company to, indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”), in each case, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Acquiror shall or shall cause the Company to maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s and their respective Subsidiaries’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable to the insureds than the terms of such current insurance coverage, except that, in the case of each such insurance coverage, in no event shall Acquiror be required to pay an annual aggregate premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy(ies) in effect on the date of this Agreement; provided, however, that Acquiror or the Members may, or may cause the Company to, cause coverage to be extended under the current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance by obtaining six (6) year “tail” insurance containing terms not materially less favorable to the insureds than the terms of such current insurance coverage with respect to claims arising out of acts, omissions or events existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof. Prior to the Effective Time, for the avoidance doubt, the Members shall, and shall use commercially reasonable best efforts to cause the Company and each of its Subsidiaries to, reasonably cooperate with Acquiror in order to facilitate the procurement of such insurance.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the transactions contemplated hereby indefinitely and shall be binding, jointly and severally, on Acquiror, the Purchasers and the Company and all successors and assigns of Acquiror, the Purchasers and the Company. In the event that Acquiror, the Purchasers or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror, the Purchasers and the Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Company shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8 Acquiror Public Filings. Except in connection with the matters set forth on Section 7.8 of the Acquiror Disclosure Letter, from the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9 PIPE Subscriptions. Unless otherwise approved in writing by the Company (prior to Closing) (which approval shall not be unreasonably withheld, conditioned or delayed) and except for any of the following actions that would not increase conditionality, reduce the subscription amount under any Subscription Agreement, reduce the per share price under the Subscription Agreement, or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, or any assignment or transfer of, any of the Initial Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or not expressly prohibited thereby (without any further amendment, modification or waiver to such assignment or transfer provision) provided, that in the event of any such permitted assignment or transfer, the initial party to such Subscription Agreement shall remain bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations pursuant thereto. Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by each Subscription Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights under such Subscription Agreement to cause the PIPE Investors to fund the applicable amount due under each respective Subscription Agreement in accordance with its terms. The parties also acknowledge that, following the execution of this Agreement and prior to the Closing, Acquiror may execute Subsequent Subscription Agreements with certain other investors. The parties further acknowledge that, following the execution of this Agreement and prior to the Closing Acquiror may obtain additional financing (including equity financing, debt financing, convertible securities, exchangeable securities, hybrid financing or any combination thereof) from potential investors pursuant to agreements with certain other potential counterparties.

Section 7.10 Obagi Transaction. Acquiror shall (a) use reasonable best efforts to comply in all material respects with its obligations under the Obagi Merger Agreement, subject to the terms and conditions thereof, and to ensure the consummation of the Obagi Transaction; provided, however, that nothing herein shall modify Acquiror’s obligations under the Obagi Merger Agreement and under no circumstances shall Acquiror be required to waive a closing condition in respect of the Obagi Merger Agreement or to amend, or renegotiate the terms of, the Obagi Merger Agreement in order to satisfy its obligations under this Section 7.10; and provided, further, that this Section 7.10 shall, in no manner, prevent, hinder or impair Acquiror’s exercise of its rights under, and in no event shall Acquiror be deemed to be not in compliance with its obligations under this Section 7.10, if (a) Acquiror is not in breach of its obligations under the Obagi Merger Agreement and (b) keep the Company reasonably apprised of the status of the matters relating to the completion of the Obagi Transaction, including with respect to the satisfaction of the closing conditions in respect thereof.

Section 7.11 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement, the Obagi Merger Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall reasonably consult with the Company with respect to such litigation and shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall give due consideration to the Company’s advice with respect to such litigation.

Section 7.12 Forward Purchase Agreement. Unless otherwise approved in writing by the Company (prior to Closing) (which approval shall not be unreasonably withheld, conditioned or delayed) and except for any of the following actions that would not increase conditionality, reduce the subscription amount under any Forward Purchase Agreement, reduce the per share price under any Forward Purchase Agreement, or reduce or impair the rights of Acquiror under any Forward Purchase Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, or any assignment or transfer of, any of the Forward Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or not expressly prohibited thereby (without any further amendment, modification or waiver to such assignment or transfer provision) provided, that in the event of any such permitted assignment or transfer, the initial party to such Forward Purchase Agreement shall remain bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations pursuant thereto. Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by each Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights under such Forward Purchase Agreement to cause the Forward Purchasers to fund the applicable amount due under each respective Forward Purchase Agreement in accordance with its terms.

Article VIII

JOINT COVENANTS

Section 8.1 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Members, Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Members, Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Members, Company, and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to the filing to be made pursuant to this Section 8.1, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, the Company, each of the Members and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary waiver, clearance, approval, consent, Permits, orders, authorization or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority, for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Members and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Members and the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the parties agree that the Company shall be responsible for and pay 17% and the Acquiror shall be responsible for and pay 50%, in each case, of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby and by the Obagi Merger Agreement (and each of the parties acknowledge that pursuant to the Obagi Merger Agreement, Obagi will be responsible for and pay the remaining 17%).

Section 8.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror shall, and the Members shall and shall cause the Company to, jointly prepare and Acquiror shall, after receipt of the required PCAOB Financial Statements, file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to Acquiror’s shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing the Company’s Subsidiaries, Affiliates and their respective representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, and Acquiror Common Warrants, respectively, in the Domestication. Each of Acquiror and the Members shall, and the Members shall cause the Company to, use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Members shall and shall cause the Company to furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Members agrees to furnish, and the Members agree to cause the Company to furnish, to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Members of the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to Acquiror’s shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Members shall, and the Members shall cause the Company to, ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror’s shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to any Member, the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Members, the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror’s shareholders.

(b) Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror’s shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with the Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) (such meeting to be held on a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective), and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of Domestication, (B) approval of the change of Acquiror’s name to “Waldencast plc”, (C) amendment and restatement of the Acquiror Governing Documents as agreed to by the parties (except the Equityholder Representative) and with the terms set forth in Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement and all transactions contemplated hereby, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the transactions contemplated by this Agreement, (F) approval of the adoption by Acquiror of the Incentive Award Plan and the ESPP, (G) the election of directors effective as of the Closing as contemplated by Section 7.5, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby or related to the Obagi Merger Agreement and the transaction contemplated thereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or for other matters (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its unanimous recommendation to the shareholders of Acquiror described in the Recitals hereto that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Acquiror Shareholders’ Meeting; provided, that, without the consent of the Company, the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by the Acquiror Governing Documents.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Members shall, and the Members shall cause the Company to, each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Members or the Company or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Members or the Company in compliance with this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4 Section 16 Matters. Prior to the Effective Time, each of the Acquiror and Members shall, and the Members shall cause the Company to, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Membership Units or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.5 Cooperation.

(a) Prior to Closing, each of the Acquiror and the Members shall, and the Members shall cause the Company to, and each of them shall cause its respective Subsidiaries (as applicable) and, in the case of Members of the Company, its Affiliates, and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement, including the PIPE Investment (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ (except for the Equityholder Representative’s) mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including by providing such cooperation and assistance as may be reasonably requested in connection with the preparation of any investor presentations or other offering materials in connection with the PIPE Investment), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such equity financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.13), until the Closing Date, Acquiror shall instruct its financial advisors to keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and any changes in the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) reasonably consulting and cooperating with, and considering in good faith any feedback from the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that Acquiror’s and the Company’s respective financial advisors shall be entitled to the fees and reimbursements with respect to the PIPE set forth in the letter agreements, dated October 29, November 1 and November 5, 2021, respectively, between the Acquiror and the applicable financial advisor.

Section 8.6 Tax Matters.

(a) Apportionment of Taxes. For purposes of apportioning the Taxes of the Company and its Subsidiaries:

(i) The parties hereto will, to the extent permitted by applicable Tax Laws, determine the amount of Taxes attributable to any Pre-Closing Tax Period by closing the books of the Company and any of its Subsidiaries, as applicable, as of the end of the Closing Date (including, with respect to the Company, by applying the interim closing method pursuant to Treasury Regulations Section 1.706-4) for all applicable Tax purposes; and

(ii) In the case of any Straddle Period, for purposes of any applicable Laws that do not permit the Company or any of its Subsidiaries, as applicable, to close its taxable year as of the Closing Date so that it is the last day of a Pre-Closing Tax Period of such Company, then for purposes of this Agreement, the portion of any Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be: (A) in the case of income Taxes or Taxes resulting from, or imposed on, sales, receipts, profits, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if the Company (or its relevant Subsidiary, as applicable) filed a Tax Return for the portion of the Straddle Period ending on (and including) the Closing Date as the last day of the tax period, based upon an interim closing of the books of such Company (or Subsidiary), except that exemptions, allowances, or deductions that are calculated on an annual basis will be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date; and (B) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction, (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and (z) the denominator of which is the number of calendar days in the entire Straddle Period.

(b) Pre-closing Tax Period Tax Returns. The Company shall prepare and file, or cause to be prepared and filed (and, if applicable, Acquiror shall reasonably cooperate in filing), at the cost and expense of the Company, (i) all Tax Returns of the Company and its Subsidiaries for any taxable period ending on or prior to the Closing Date and that are due on or prior to the Closing Date (taking into account valid extensions) and (ii) all applicable Tax Returns of the Company and its Subsidiaries for any taxable period ending on or prior to the Closing Date and that are due after the Closing Date (such items described in (i) and (ii), collectively, the “Company Prepared Returns”). Each Company Prepared Return shall be prepared in a manner consistent with past practices of the Company that represent at least “more likely than not” reporting positions, except as otherwise required by applicable Law or this Agreement. Each Company Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Equityholder Representative for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions).  If the due date of any such Income Tax Return is within 30 days following the Closing Date, such Income Tax Return shall be submitted to the Equityholder Representative for review as promptly as reasonably practicable prior to filing.  To the extent a Company Prepared Tax Return that is an Income Tax Return is prepared in a manner inconsistent with past practices of the Company that represent at least “more likely than not” reporting positions, such Company Prepared Tax Return shall be subject to the Equityholder Representative’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror shall incorporate all reasonable comments received from the Equityholder Representative, to the extent such comments are consistent with past practices of the Company that represent at least “more likely than not” reporting positions; to the extent such comments are not so consistent, Acquiror shall consider all such reasonable comments in good faith. No filed Company Prepared Return may be amended after the Closing without the prior written consent of Acquiror and the Equityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Straddle Period Tax Returns. Acquiror shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Company, all Income Tax Returns of the Company and its Subsidiaries for any Straddle Period (the “Acquiror Prepared Returns”). Except as otherwise required by applicable Law, each Acquiror Prepared Return shall be prepared in a manner consistent with the Company’s past practices except as otherwise required by applicable Law or this Agreement. Each Acquiror Prepared Return shall be submitted to the Equityholder Representative for review no later than the 30th day prior to the due date for filing such Tax Return (taking into account applicable extensions). If the due date of any such Acquiror Prepared Return is within 30 days following the Closing Date, such Acquiror Prepared Returns shall be submitted to the Equityholder Representative for review as promptly as reasonably practicable prior to filing. Acquiror shall consider in good faith all reasonable comments received from the Equityholder Representative in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions). No filed Acquiror Prepared Return may be amended after the Closing without the prior written consent of the Equityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Each Tax Return for the Company or any of its Subsidiaries for any Straddle Period for which the interim closing method pursuant to Treasury Regulations Section 1.706-4 (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), and an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) shall be made for any Straddle Period (if not already in effect from a prior period, which election shall not be revoked). Notwithstanding the deadlines set forth in this Section 8.6(c) with respect to any Tax Return described therein, the Equityholder Representative (following the Closing Date), Acquiror and the Company, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(d) Prohibited Post-Closing Actions. After the Closing, without the prior written consent of the Equityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (and shall neither cause nor permit the Company and its Subsidiaries to) take any of the following actions: (A) amend, re-file or otherwise modify any Income Tax Return of the Company or any Subsidiary of the Company that is held, directly or indirectly, by the Company before the Closing Date for any Pre-Closing Tax Period or file any Income Tax Return with respect to the Company or any Subsidiary of the Company that is held, directly or indirectly, by the Company before the Closing Date for any Pre-Closing Tax Period in any jurisdiction in which the Company or such Subsidiary has not previously filed such returns for any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to any Income Tax Returns of for any Pre-Closing Tax Period, (C) make any Tax election with respect to the Company or any Subsidiary of the Company that is held, directly or indirectly, by the Company before the Closing Date that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period and that would reasonably be expected to increase the Tax liability of a Company Equityholder (or, if such Company Equityholder is a passthrough entity, the direct or indirect owner of the Company Equityholder) with respect to such Pre-Closing Tax Period or Straddle Period (except for an election described in Section 6226(a)), (D) make any Tax election to treat the Company or any Subsidiary of the Company that is held, directly or indirectly, by the Company before the Closing Date or Acquiror LP as an association taxable as a corporation for U.S. federal, or applicable state and local, income Tax purposes or otherwise engage in a transaction as a result of which any asset of the Company, any of its Subsidiaries or Acquiror LP is transferred to an entity taxable as a corporation for U.S. federal income Tax purposes, or (E) initiate voluntary disclosure or examination with any taxing authority regarding Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period. With respect to any Tax election or other position required to be taken for applicable Tax purposes regarding the treatment of any Subsidiary of the Company, including any Tax Returns filed with respect to any such Subsidiaries for any Pre-Closing Tax Period or otherwise, Acquiror and the Equityholder Representative agree to cooperate in good faith in conjunction with their respect advisors.

(e) Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the parties hereto intend that:

(i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code;

(ii) Acquiror LP be treated as the continuation of the Company as a tax partnership under Section 708(a) of the Code;

(iii) the sale of Membership Units described in Section 2.1(a)(i) in exchange for Milk Cash Consideration and Domesticated Acquiror Non-Economic Common Stock (and together with all other items required to be treated as taxable consideration under the Code and the Treasury Regulations in exchange for such Membership Units) be treated as a sale of partnership interests in the Company to Holdco Purchaser governed by Sections 741, 743, 751 and 754 of the Code; and

(iv) the Up-C Contribution with respect to Obagi Holdco 2 be treated as a contribution of the equity interests of Obagi Holdco 2 held by Holdco Purchaser after the Closing to Acquiror LP in a contribution described in Section 721(a) of the Code (such treatment in clauses (e)(i) through (iv), the “Intended Tax Treatment”).

(f) The parties hereto shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(g) Tax Elections. Acquiror and Holdco Purchaser agree to cause an election on IRS Form 8832 to be filed before the Closing Date with respect to each of Acquiror LP and Disregarded Holder, electing to treat each of Acquiror LP and Disregarded Holder as other than an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date of the formation of Acquiror LP and Disregarded Holder, respectively.

(h) Cooperation. Each party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with (i) the preparation and filing of Tax Returns required to be filed by the Company and its Subsidiaries, including Acquiror signing and filing or causing to be signed and filed Company Prepared Returns that have been prepared in accordance with Section 8.6(b) on behalf of the Company and its Subsidiaries; (ii) any Tax Proceeding with respect to Taxes or Tax Returns of the Company and its Subsidiaries; and (iii) any reasonable request made by a Company Equityholder (including a request for information) to enable such Company Equityholder to determine the “amount realized” by such Company Equityholder for purposes of Section 1446(f) of the Code with respect to the transfer of interests by such Company Equityholder pursuant to this Agreement. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Acquiror, the Purchasers, the Company and its Subsidiaries, and the other parties hereto (to the extent such parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any taxing authority. The parties hereto shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow Acquiror or the Company or a Member to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(i) Certain Tax Proceedings. Each party shall promptly notify the other parties hereto in writing upon receipt by the applicable Party or its Affiliates of notice of any Pre-Closing Tax Proceeding or Straddle Period Tax Proceeding. Such notification shall specify in reasonable detail the subject matter of such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the taxing authority. In connection with any Tax Proceeding:

(i) Following the Closing, the Equityholder Representative shall have the right to control, at the cost and expense of the Company, any Pre-Closing Tax Proceeding; provided, however, that (A) Acquiror (at the cost and expense of the Company) shall have the right to participate in any such Tax Proceeding, (B) the Equityholder Representative shall use its commercially reasonable efforts to keep Acquiror reasonably informed with respect to such Tax Proceeding, (C) the Equityholder Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax liability or Tax position of Acquiror or the Company, as applicable, and (D) the Equityholder Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(ii) Acquiror, at the cost and expense of the Company, will control any Straddle Period Tax Proceeding and any Tax Proceeding that the Equityholder Representative would otherwise have the right to control under Section 8.6(i)(i) if the Equityholder Representative elects in writing not to control such Tax Proceeding; provided, however, the Equityholder Representative (at the sole cost and expense of the Members) shall have the right to participate in any such Tax Proceeding and Acquiror shall (x) use its commercially reasonable efforts to keep the Equityholder Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Equityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax liability of the Members (or any direct or indirect owners of a Member), and (z) conduct the control of such Tax Proceeding diligently and in good faith.

(j) Transfer Taxes. The Company shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to all transfer Taxes relating to transfers that are the subject of this Agreement, and the Company Equityholders shall pay such transfer Taxes (in proportion to their ownership). If required by applicable Law, the other parties hereto will, and will cause their respective Affiliates to, reasonably cooperate and, except for the Equityholder Representative, join in the execution of any such Tax Returns and other documentation. The parties hereto shall reasonably cooperate to establish any available exemption from (or reduction in) any transfer Tax. The Company shall provide the other parties hereto with evidence reasonably satisfactory to such other party or parties hereto that such transfer Taxes have been paid, or if the relevant transactions are exempt from transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(k) Tax Elections; Partnership Representative.

(i) The parties hereto agree that (i) no election under Treasury Regulations Section 301.9100-22 shall be made with respect to the Company and (ii) no election under Section 6221(b) of the Code shall be made with respect to any taxable year of the Company that ends on or before or includes the Closing Date. To the extent permitted by applicable Law and within the scope of its authority, the Company shall cause a Member that holds Purchaser Common Units that the Company reasonably believes will act in good faith, to be the “partnership representative” (as such term is used in the Code) for any taxable year ending on or before the Closing Date for which the Company is treated as a partnership for U.S. federal income tax purposes.

(ii) Notwithstanding anything to the contrary in this Agreement, the Company or the Company’s partnership representative shall make the election under Section 6226 of the Code (or any similar provision of state, local or other Tax Law) with respect to the alternative to payment of imputed underpayment for any “final partnership adjustment” relating to a Pre-Closing Tax Period.

(l) Purchase Price Allocation. Except as Acquiror and Equityholder Representative may otherwise agree in writing or as may be otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provisions of state, local, or non-U.S. income Tax Law, within one hundred and twenty (120) days following the Closing, Acquiror shall prepare and shall deliver to the Equityholder Representative an allocation of the Aggregate Transaction Consideration (as adjusted pursuant to this Agreement, and together with all other items required to be treated as taxable consideration under the Code and the Treasury Regulations) among the assets of the Company and its Subsidiaries in accordance with the methodology set forth on Annex E (the “Purchase Price Allocation Annex”, and such allocation, the “Purchase Price Allocation”). If within thirty (30) days of receiving the Purchase Price Allocation, the Equityholder Representative has not objected to it in writing, the Purchase Price Allocation shall be final and binding, and the parties shall use the Purchase Price Allocation for valuing the assets of the Company and its Subsidiaries on the date of Closing for all other income Tax purposes, including Sections 704(c), 741 and 751 of the Code. If within thirty (30) days after the delivery of the Purchase Price Allocation, the Equityholder Representative notifies Acquiror that the Equityholder Representative objects to the Purchase Price Allocation, Equityholder Representative and Acquiror shall use commercially reasonable efforts to cooperate in good faith to resolve their differences; provided that, if after thirty (30) days, Equityholder Representative and Acquiror are unable to agree, Equityholder Representative and Acquiror shall retain an arbitrator, to be agreed upon by the parties (the “Arbitrator”), whom they shall instruct to determine the Purchase Price Allocation pursuant to the methodologies set forth on the Purchase Price Allocation Annex. The determination of the Arbitrator shall be final and binding on the parties hereto. The cost of the Arbitrator shall be shared equally by Equityholder Representative and Acquiror. The parties hereto agree to (and agree to cause their respective Affiliates to) (i) be bound by the Purchase Price Allocation (as finally determined) for purposes of determining any Taxes, (ii) report the transactions consummated pursuant to this Agreement in accordance with the Purchase Price Allocation (as finally determined) and (iii) not take a position inconsistent with the Purchase Price Allocation (as finally determined) on any applicable Tax Return or in any audit, examination or proceeding, unless required to do so by a determination of an applicable Governmental Authority that is final and non-appealable. Acquiror may update or otherwise supplement the Purchase Price Allocation consistent with this Agreement as may be necessary from time to time.

(m) Transaction Restructuring. The Company and Acquiror shall use their reasonable efforts to (and cause any of their respective Subsidiaries to) cooperate to restructure the transactions contemplated hereby upon (i) a change in facts or circumstances occurring after the date hereof or (ii) a change in Tax Law occurring after the date hereof (including, for the avoidance of doubt, a change in Tax Law made pursuant to a legislative proposal set forth prior to the execution of this Agreement) that, in either case, together with the transactions contemplated by this Agreement (including transactions pursuant to or contemplated by the Obagi Merger Agreement), could reasonably be expected to result in Acquiror being treated as an entity classified as a domestic corporation for U.S. federal income tax purposes by reason of Section 7874 of the Code (or Treasury Regulations promulgated thereunder), any successor provision, or otherwise under applicable Tax Law; provided, however, that any actions taken pursuant to this Section 8.6(m) shall not (i) alter the economic value of the consideration payable hereunder (including as a result of the parties incurring material economic costs or incremental Taxes) in a manner that the Members reasonably and in good faith determine to be material to the Members, (ii) prevent or impede the transactions contemplated by this Agreement from qualifying for the items enumerated in clauses (ii) and (iii) of the definition of the Intended Tax Treatment, unless the Members reasonably and in good faith determine that the Tax treatment for U.S. federal and applicable state and local income Tax purposes of the transactions agreed to pursuant to this Section 8.6(m) is not expected to result in an aggregate amount of U.S. federal and applicable state and local income Taxes that is in excess of the amount of U.S. federal and applicable state and local income Taxes that would have otherwise resulted had the transactions qualified for the Intended Tax Treatment by an amount that is material to the Members, or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, the Purchasers and the Members. The obligations of Acquiror, the Purchasers and the Members to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may (to the extent permitted by applicable Law) be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c) The waiting period or periods under the HSR Act and any other required regulatory approval set forth on Section 9.1(c) of the Member Disclosure Letter applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, expired or been terminated, as applicable;

(d) There shall not (i) be in force any Governmental Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby, or (ii) have been adopted any Law or regulation that would result in the consummation of the transactions contemplated hereby being illegal or otherwise prohibited;

(e) All closing conditions in the Obagi Merger Agreement shall have been satisfied and the transactions contemplated thereunder shall have occurred prior to the Closing;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount and the Forward Purchase Amount, in each case, actually received by Acquiror prior to or substantially concurrently with the Closing); and

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the transactions contemplated hereby shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of Acquiror and the Purchasers. The obligations of Acquiror and the Purchasers to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and the Purchasers:

(a) (i) The representations and warranties of the Members contained in Section 3.4 and Section 4.5 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date (or in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the Member Fundamental Representations (other than Section 3.4 and Section 4.5) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effects and Company Material Adverse Effects or any similar qualifications or exceptions) shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of such date (or in the case of representations and warranties that address matters only as of a particular date, as of such date), and (iii) each of the representations and warranties of the Members contained in this Agreement other than the Member Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date as though made on and as of such date, (or in the case of representations and warranties that address matters only as of a particular date, as of such date) except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; and

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

Section 9.3 Conditions to the Obligations of the Members. The obligation of the Member to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (on behalf of the Members):

(a) (i) The representations and warranties of Acquiror and the Purchasers contained in Section 5.12 (other than the representations and warranties contained in Section 5.12(g) and Section 5.12(h)) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date (or in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the Acquiror Fundamental Representations (other than the representations and warranties set forth in Section 5.12 (a), Section 5.12(b), Section 5.12 (c), Section 5.12 (d), Section 5.12 (e) and Section 5.12 (f)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effects and Company Material Adverse Effects or any similar qualifications or exceptions) shall be true and correct in all material respects, in each case, as of the Closing Date (or in the case of representations and warranties that address matters only as of a particular date, as of such date), and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date as though made on and as of such date (or in the case of representations and warranties that address matters only as of a particular date, as of such date), except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror or Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) Each of the covenants of Acquiror and the Purchasers to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(c) The Milk Cash Consideration is equal to or greater than $112,500,000.00;

(d) Acquiror shall receive after completion of the transactions contemplated hereby an amount of cash equal to or exceeding the Minimum Available Acquiror Cash Amount; and

(e) The Domestication shall have been completed as provided in Section 7.6, including that the deregistration of Acquiror in the Cayman Islands shall have been filed with the Cayman Registrar and a copy of the certificate of continuance issued by the Jersey Registrar in relation thereto shall have been delivered to the Company.

Section 9.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s breach.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby or if there shall be adopted following the date hereof any Law or regulation that would result in the consummation of the transactions contemplated hereby being illegal or otherwise prohibited;

(c) by the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by the Acquiror or the Company if the Obagi Merger Agreement is terminated;

(f) prior to the Closing, by Acquiror by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Member Breach”), except that, if such Terminating Member Breach is curable by the Company through the exercise of its reasonable best efforts prior to the end of the period ending on the date that is the earlier of (A) thirty (30) days after receipt by the Company of notice from Acquiror of such breach or (B) three (3) Business Days prior to the Agreement End Date (as defined below) (the “Member Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Member Breach is not cured within the Member Cure Period, or (ii) the Closing has not occurred on or prior to August 15, 2022 (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, however, that if, as of the Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than any of the conditions set forth in Section 9.1(d)) (to the extent relating to the subject of Section 9.1(b) or Section 9.1(c)) and those conditions that by their nature are to be satisfied at the Closing, then Acquiror shall have the right to, by providing written notice to the Company prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months; or

(g) prior to the Closing, by the Company by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or the Purchasers set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3 would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts prior to the end of the period ending on the date that is the earlier of (A) thirty (30) days after receipt by Acquiror of notice from the Company of such breach or (B) three (3) Business Days prior to the Agreement End Date (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or prior to the Agreement End Date, unless the Company is in material breach hereof; provided, however, that if, as of the Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than any of the conditions set forth in Section 9.1(d) (to the extent relating to the subject of Section 9.1(b) or Section 9.1(c)) and those conditions that by their nature are to be satisfied at the Closing, then the Company shall have the right to, by providing written notice to the Acquiror prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Members, Acquiror or the Purchasers, as the case may be, for such party’s willful and material breach of this Agreement occurring prior to such termination or such party’s actual fraud, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1 Equityholder Representative.

(a) Each Member hereby irrevocably constitutes, appoints and designates Shareholder Representative Service LLC, the Equityholder Representative, as of Closing as his, her or its true and lawful attorney-in-fact, agent with full power of substitution, to act on behalf of each Member for all purposes in connection with this Agreement and any related agreements and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) authorizing payments under or pursuant to this Agreement or the Ancillary Agreements and authorizing disbursements thereof to Members, as contemplated by this Agreement or the Ancillary Agreements; (ii) receiving and forwarding of notices and communications pursuant to this Agreement or any Ancillary Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all Members, any and all consents, waivers and amendments deemed by the Equityholder Representative, in its good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) authorize any payments required to be made by the Members pursuant to this Agreement; and (v) with respect to any indemnification claims and all other matters arising under this Agreement or the Ancillary Agreements after the Closing: (A) disputing or refraining from disputing, on behalf of each Member relative to any amounts to be received by the Members under this Agreement, the Ancillary Agreements or any agreements contemplated hereby and thereby, or any claim made by the Buyer Indemnified Parties under this Agreement or the Ancillary Agreements; (B) negotiating and compromising, on behalf of each Member, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement; and (C) executing, on behalf of each Member, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Member on the one hand and the Equityholder Representative on the other hand. The Equityholder Representative shall have the right to bind each Member as contemplated in this Agreement, and Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries) shall be entitled to rely on the actions of such Equityholder Representative in connection with all matters under this Agreement providing for such Equityholder Representative to act on behalf of any such Persons, including any allocation by the Equityholder Representative, without any inquiry whatsoever. In the event of the death, incapacity or resignation of the Equityholder Representative, the Members shall by vote of a majority of Membership Units, within thirty (30) days after such death, incapacity or resignation, appoint a substitute Equityholder Representative. In the event such Members do not so appoint a substitute Equityholder Representative within such period, Buyer shall be entitled to petition, and the Members agree not to oppose, a court of competent jurisdiction in the State of Michigan to so appoint a substitute Equityholder Representative for such representative.

(b) Each Member hereby acknowledges and agrees that the obligation of any of Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries) to make any payment to any of Member hereunder shall be fully discharged upon payment of such amount to the Paying Agent. None of Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries) shall be liable to any Member for any act or omission of the Equityholder Representative with respect to any allocation by the Equityholder Representative to the Member, without any obligation to inquire of any such allocation by the Equityholder Representative on the part of the Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries); provided, that Equityholder Representative shall be able to rely in the Consideration Spreadsheet in providing any post-Closing allocation.

(c) Each Member hereby acknowledges and agrees that the obligation of any of Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries) to make any payment to any of Member hereunder shall be fully discharged upon payment of such amount to the Equityholder Representative. None of Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries) shall be liable to any Member for any act or omission of the Equityholder Representative with respect to any payment or allocation by the Equityholder Representative to the Member, without any obligation to inquire of any such payment or allocation by the Equityholder Representative on the part of the Acquiror, the Purchasers, the Acquiror Group and their Affiliates (and after the Closing, the Company and its Subsidiaries).

(d) The Equityholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Equityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Members shall indemnify the Equityholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Equityholder Representative Expenses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Equityholder Representative Expense is suffered or incurred; provided, that in the event that any such Equityholder Representative Expense is finally adjudicated to have been caused by the fraud, gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Members the amount of such indemnified Equityholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. Equityholder Representative Expenses may be recovered by the Equityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Members under this Agreement at such time as such amounts would otherwise be distributable to the Members; provided, that while the Equityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Members from their obligation to promptly pay such Equityholder Representative Expenses as they are suffered or incurred. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Members or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Members set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement. The Equityholder Representative shall act for the Members on all of the matters set forth in this Agreement and any Ancillary Agreement in the manner the Equityholder Representative believes to be in the best interest of the Members as a whole and consistent with its obligations under this Agreement and any Ancillary Agreement.

(e) Upon the Closing, the Company will wire $50,000.00 (the “Expense Fund”) to the Equityholder Representative, which will be used for any expenses incurred by the Equityholder Representative. The Members will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, the Equityholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Members. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Members at the time of Closing.

Section 11.2 Trust Account Waiver. The Members and the Company acknowledge that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Members and the Company further acknowledge that, as described in the prospectus dated March 18, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Members and the Company acknowledge that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (c) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the obligation to allow for the redemption of any Acquiror Common Shares in connection with a Business Combination or to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Members and Company hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree they shall not have the right of setoff and that it shall not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Members’ and Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Members and Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Members and Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.3 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.4 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or the Purchasers, to:

Waldencast Acquisition Corp.

10 Bank Street, Suite 560,

White Plains, NY 10606

Attention: Tassilo Festetics

Email: tassilo@waldencast.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Paul T. Schnell
Maxim Mayer-Cesiano
Email:  paul.schnell@skadden.com
maxim. mayercesiano@skadden.com

(b) If to the Members, to:

Milk Makeup LLC
450 West 15th Street
New York, NY 10011
Attention: Daniel Schulman
Email: dschulman@milkstudios.com

with copies to (which shall not constitute notice):

Goodwin Procter LLP
601 Marshall Street
Redwood City, California 94063
Attention: Daniel J. Espinoza
Email: despinoza@goodwinlaw.com

(c) If to the Equityholder Representative or, following the Closing, the Members, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
 Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

Telephone: (303) 648-4085

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.5 Assignment. Without prejudice to the Pre-Closing Milk Restructuring, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void; provided, that, Milk Holdings LLC, in its role as a Member may assign its rights and obligations under this Agreement to the direct or indirect members of Milk Holdings LLC without the prior written consent of the other parties hereto; provided, further, that such assignment shall not waive, amend or absolve Milk Holdings LLC, of its obligations as a Member under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.6 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.7 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, any Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.3(b)(iv). For the avoidance of doubt, subject to Section 2.3(b)(iv), any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.7 shall be paid upon consummation of the transactions contemplated hereby and release of proceeds from the Trust Account.

Section 11.8 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided, that to the extent applicable, (i) the effects of the transactions contemplated hereby shall be governed by and in accordance with the laws of the Cayman Islands and (ii) the effects of the Domestication shall be governed by and in accordance with the laws of the Cayman Islands and Jersey, as applicable.

Section 11.9 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.10 Member and Acquiror Disclosure Letters. The Member Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Member Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure (even if not expressly stated) that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.11 Entire Agreement. (i) This Agreement (together with the Member Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement (iii) the Confidentiality Agreement, dated as of June 27, 2021, between Acquiror and Milk, as amended by the Confidentiality Agreement Side Letter, dated as of August 11, 2021, between Acquiror and Milk (the “Confidentiality Agreement”), and (v) the Lock-Up Agreement (the agreements set forth in clauses (ii)-(v), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.12 Amendments. This Agreement may be amended or modified in whole or in part, (i) prior to the Closing, only by a duly authorized agreement in writing executed by the Company and Acquiror and which makes reference to this Agreement, and (ii) after the Closing, only by a duly authorized agreement in writing executed by the Equityholder Representative and Acquiror and which makes reference to this Agreement, provided, that, with respect to clauses (i) and (ii) above, any amendment that would adversely affect the rights, obligations or economic terms with respect to any Member shall require the written consent of such Member.

Section 11.13 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.13.

Section 11.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.15 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.15.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.16 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement for proof of damages, to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.17 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Equityholder Representative, each Member, Acquiror and the Purchasers, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Equityholder Representative, such Member, Acquiror and the Purchasers as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto) or to the extent party to and as expressly contemplated by (and applicable to and subject to the terms of) any Ancillary Agreement, (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, each Member, Acquiror or the Purchasers and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the other parties hereto under this Agreement or any Ancillary Agreement, in each case, for any claim based on, arising out of, or related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 11.18 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.19 Conflicts and Privilege.

(a) Acquiror, the Purchasers, the Equityholder Representative and the Members, on behalf of their respective successors and assigns and Affiliates (including, after the Closing, Obagi and its Subsidiaries), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the Sponsor or the stockholders or holders of other equity interests of Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror, the Purchasers and, after the Closing, the Company and Obagi) (collectively, the “Sponsor Group”), on the one hand, and Acquiror, the Purchasers and, after the Closing, the Company and Obagi, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Sponsor) (collectively, the “Acquiror Group”) or any member of the Member Group, on the other hand, any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to any member of the Acquiror Group, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Sponsor and/or any other member of the Acquiror Group. Acquiror, the Purchasers and the Members further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the Sponsor and/or any other member of the Acquiror Group prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Acquiror Group and shall be controlled by the Acquiror Group, and shall not pass to or be claimed or controlled by Acquiror (after giving effect to the Closing) and the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Members prior to the Closing with Acquiror, the Sponsor and/or any other member of the Acquiror Group (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Members.

(b) Acquiror, the Purchasers and the Members, on behalf of their respective successors and assigns and Affiliates (including, after the Closing, Obagi) hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among any Member or holders of other direct or indirect equity interests of any Member and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Member Group”), on the one hand, and any member of the Sponsor Group and/or any member of the Acquiror Group, on the other hand, any legal counsel (including Goodwin Procter LLP) that represented the Members prior to the Closing may represent any member of the Member Group in such dispute even though the interests of such Persons may be directly adverse to the Company or Acquiror, the Purchasers, Obagi and/or any other member of the Acquiror Group, and even though such counsel may have represented Acquiror, the Purchasers, the Company, Obagi and/or any other member of the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or any other member of the Acquiror Group. Acquiror and the Members further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Goodwin Procter LLP) that represented the Members prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Member Group and shall be controlled by the Member Group, and shall not pass to or be claimed or controlled by any member of the Acquiror Group (after giving effect to the Closing), including the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with any member of the Member Group under a common interest agreement shall remain the privileged communications or information of such member.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

WALDENCAST ACQUISITION CORP.

By:	/s/ Michel Brousset
Name:	Michel Brousset
Title:	Chief Executive Officer

WALDENCAST PARTNERS LP

By: Obagi Holdco 1 Limited, its General
Partner

By:	/s/ Robert Lucas
Name:	Robert Lucas
Title:	Director

OBAGI HOLDCO 1 LIMITED

By:	/s/ Robert Lucas
Name:	Robert Lucas
Title:	Director

MILK MAKEUP LLC

By:	/s/ Tim Coolican
Name:	Tim Coolican
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

MEMBER:

ACG DAIRY LLC
By: Alliance Consumer Growth, LLC, its
Manager

By:	/s/ Julian Steinberg
Name: Julian Steinberg
Title: Managing Partner

MEMBER:

AMOREPACIFIC GROUP

By:	/s/ Seung-Hwan Kim
Name: Seung-Hwan Kim
Title: President

MEMBER:

MAIN POST GROWTH CAPITAL, L.P.

By:	/s/ Josh McDowell
Name: Josh McDowell
Title: Partner

MILK MAKEUP HOLDINGS, LLC

By: Milk Makeup Management LLC

By:	/s/ Mazdack Rassi
Name: Mazdack Rassi
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe

[Signature Page to Equity Purchase Agreement]